Exhibit 10.20

OFFICE LEASE

539 Bryant Street, San Francisco, Ca.

SF OFFICE 2, LLC,

a Delaware limited liability company

as Landlord,

and

LIFE360, Inc., a Delaware corporation,

as Tenant.

i

EXHIBITS

A	OUTLINE OF PREMISES
B	INTENTIONALLY OMITTED
C	OPERATING EXPENSE EXCLUSIONS
D	RULES AND REGULATIONS
E	FORM OF TENANT’S ESTOPPEL CERTIFICATE
F	CONSENT TO SUBLEASE AGREEMENT
G	FORM OF REQUEST FOR LANDLORD REQUIRED REPAIR & MAINTENANCE
H	FURNITURE

539 Bryant Street, San Francisco, California

OFFICE LEASE

This Office Lease (the “Lease”), dated as of the date set forth in Section 1 of the Summary of Basic Lease Information (the “Summary”), below, is made by and between SF OFFICE 2, LLC, a Delaware limited liability company (“Landlord”) and LIFE360, Inc., a Delaware corporation (“Tenant”).

SUMMARY OF BASIC LEASE INFORMATION

TERMS OF LEASE	DESCRIPTION

1. Date:	October , 2013

2. *Building and Premises (Article 1):

2.1 Building:	The office building located at 539 Bryant Street, San Francisco Ca., containing a total of 55,597 rentable square feet.

2.2 Premises:

Approximately 7,762 rentable square feet of space located on the fourth (4th) floor of the Building and commonly known as Suite 402, as further set forth in Exhibit A to this Lease.

*Landlord and Tenant hereby acknowledge and agree that, for purposes of this Lease, the rentable and usable square footage of the Building and Premises set forth in this Summary shall be deemed to be accurate and neither the Premises nor the Building shall be subject to remeasurement.

3. Lease Term (Article 2):

3.1 Length of Term:	Approximately three (3) years.

3.2 Lease Commencement Date:	The earlier of (i) the date Tenant commences business operations in the Premises, and (ii) the date which is ten (10) days after Landlord delivers possession of the Premises to Tenant.

3.3 Lease Expiration Date:	The last day of the month which is three (3) years after the Lease Commencement Date.

4. Base Rent (Article 3):

Period During Lease Term	Monthly Installment of Base Rent

Months 1 - 12	$ 31,048.00

Months 13-24	$ 31,979.44

Months 25-36	$ 32,938.82

5. Base Year (Article 4):	Calendar year 2014

6. Tenant’s Share (Article 4):	Approximately 14%.

7. Permitted Use (Article 5):	General office use

8. Security Deposit (Article 21):	$124,192.00.

9. Parking Pass Ratio (Article 28):	Up to, but no more than, five (5) reserved parking passes subject to the terms of Article 28 of the Lease at the prevailing monthly rate (the prevailing rate as of the Commencement Date is $265.00 per pass per month)

10.  Address of Tenant (Section 29.18):

LIFE360, Inc.

78 1st Street, 6th Floor

San Francisco, CA. 94105

Attention: Chris Hulls

(Prior to Lease Commencement Date)

and

LIFE360, Inc.

539 Bryant Street

Suite 402

San Francisco, Ca.

Attention: Chris Hulls

(After Lease Commencement Date)

Address of Landlord (Section 29.18):

SF OFFICE 2, LLC

c/o Zurich Alternative Asset Management, LLC

165 Broadway-One Liberty Plaza

21st Floor

New York, NY 10006

Attention: Asset Manager

With a copy to

SF OFFICE 2, LLC

c/o CAC Real Estate Management Co., Inc.

475 Brannan Street, Suite 124

San Francisco, CA 94107

Attn: Jackie Holland

11. Broker(s) (Section 29.24):	For Landlord: Colliers International (Mike Monroe, Mike McCarthy and Brian McCarthy) For Tenant: Custom Spaces (Jenny Haeg)

12. Tenant Improvement Allowance (Exhibit B):	None

13. Guarantor (Section 29.36):	None

14. Initial Estimated Monthly Expense Reimbursements (Section 4.3.2) (Modified Gross):	$2,263.92.

The foregoing summary is incorporated in and constitutes an integral part of this Lease.

v

ARTICLE 1

PREMISES, BUILDING, AND COMMON AREAS

Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 2.2 of the Summary (the “Premises”). The outline of the Premises is set forth in Exhibit A attached hereto. The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions (the “TCCs”) herein set forth, and Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of such TCCs by it to be kept and performed and that this Lease is made upon the condition of such performance. The parties hereto hereby acknowledge that the purpose of Exhibit A is to show the approximate location of the Premises in the “Building,” as that term is defined in this Article 1, and such Exhibit is not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the precise area thereof or the specific location of the “Common Areas,” as that term is defined in this Article 1, or the elements thereof or of the accessways to the Premises or the Building. Except as otherwise expressly provided herein, on the Commencement Date, Tenant shall accept the Premises in its “as is” condition on such date and Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Notwithstanding anything to the contrary set forth herein, if (A) the (i) Base Building (as defined below), including the Base Building systems and equipment (including the mechanical, HV, electrical, fire/life safety and plumbing systems and equipment) which serve the Premises and/or the Common Areas (as defined below) are not in compliance with the Americans with Disabilities Act of 1990 or other Applicable Laws (as defined below) in effect as of such date, as such non-compliance shall be determined on an unoccupied basis without regard to Tenant’s use or proposed use of the Premises or any alterations or improvements to be completed by or for Tenant in the Premises, and/or (ii) Base Building systems and equipment (including the mechanical, HV, electrical, fire/life safety and plumbing systems and equipment) which serve the Premises are not in good order, condition and repair, and (B) Tenant becomes aware thereof and delivers to Landlord written notice (the “Non-Compliance Notice”) of (1) such non-compliance with Applicable Laws described in clause (i) hereinabove on or before the date which is six (6) months after the Lease Commencement Date, and/or (2) such Base Building systems and equipment not being in such condition described in clause (ii) hereinabove (each, a “Non-Compliance Condition”) on or before the date which is sixty (60) days after the Commencement Date (each date in clause (1) and (2) hereinabove, a “Noncompliance Outside Date”), then Tenant’s sole remedy shall be that Landlord shall, at Landlord’s sole cost and expense (which shall not be included in Operating Expenses), do that which is necessary to correct the applicable Non-Compliance Condition within a reasonable period of time after Landlord’s receipt of the applicable Non-Compliance Notice. If Tenant fails to deliver the applicable Non-Compliance Notice to Landlord on or prior to the applicable Non-Compliance Outside Date therefor, Landlord shall have no obligation to perform the work described hereinabove (but such release of such obligation shall not relieve Landlord of its other obligations under this Lease). Tenant acknowledges that Tenant has satisfied itself, by its own independent investigation, that the Premises are suitable for Tenant’s intended use of the Premises, and that except as otherwise expressly provided herein, neither Landlord nor Landlord’s agents have made any representation or warranty as to the present or future suitability of the Premises, Common Areas or Building in connection with the operation of Tenant’s business. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty (x) regarding the condition of the Premises or the Building or with respect to the suitability of any of the foregoing for the conduct of Tenant’s business, except as specifically set forth in this Lease or (y) that the Permitted Use set forth in Section 7 of the Summary is suitable for Tenant’s intended use of the Premises. Possession of the Premises shall be deemed tendered to Tenant (“Tender of Possession”) upon the date that Tenant has reasonable access to the Premises which shall be evidenced by delivery of a key to Tenant. Tenant hereby accepts possession of the Premises subject to all applicable zoning, municipal, county and state laws, ordinances and regulations governing and regulating Tenant’s use of the Premises, and any applicable easements, covenants or restrictions of record, and accepts this Lease subject thereto (including, without limitation, all matters disclosed thereby). Except as otherwise expressly provided herein the taking of possession of the Premises by Tenant shall conclusively establish that the Premises and the Building were at such time in good and sanitary order, condition and repair. The term “Building,” as used in this Lease, shall mean (I) the building set forth in Section 2.1 of the Summary, (II) the “Common Areas,” and (III) the land (which is improved with landscaping, parking facilities and other improvements) upon which the Building and the Common Areas are located. Tenant shall have the non-exclusive right to use in common with other tenants in the Building, and subject to the rules and regulations referred to in Article 5 of this Lease, those portions of the Building which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Building (such areas, together with such other portions of the Building designated by Landlord, in its discretion, including certain areas designated for the exclusive use of certain tenants, or to be shared by Landlord and certain tenants, are collectively referred to herein as the “Common Areas”). The manner in which the Common Areas are maintained and operated shall be in a first class manner and the use thereof shall be subject to such rules, regulations and restrictions as Landlord may reasonably make from time to time. Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Building, including, without limitation, the Common Areas provided that in no event shall such changes materially and adversely affect Tenant’s occupancy of or access to the Premises. Subject to the terms and conditions of this Lease, Tenant shall have access to its Premises twenty four (24) hours per day, seven (7) days per week.

ARTICLE 2

INITIAL LEASE TERM; OPTION TERM

2.1    Initial Lease Term. The terms and provisions of this Lease shall be effective as of the date of this Lease. The term of this Lease (the “Lease Term”) shall be as set forth in Section 3.1 of the Summary, shall commence on the date set forth in Section 3.2 of the Summary (the “Lease Commencement Date”), and shall terminate on the date set forth in Section 3.3 of the Summary (the “Lease Expiration Date”) unless this Lease is sooner terminated as hereinafter provided. For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12) month period during the Lease Term, provided, however, that the first Lease Year shall commence on the Lease Commencement Date and end on the last day of the eleventh month following the date in which the Lease Commencement Date occurs and the second and each succeeding Lease Year shall commence on the first day of the next calendar month; and further provided that the last Lease year shall end on the Lease Expiration Date.

2.2    Delay in Delivery of Premises. If Landlord is unable to deliver possession of the Premises to Tenant on or before the Lease Commencement Date for any reason (including, without limitation, the existing tenant’s failure to vacate and deliver exclusive possession of the Premises to Landlord), Landlord shall not be subject to any liability for its failure to do so. This failure shall not affect the validity of this Lease or the obligations of Tenant under it, but the Lease Term shall not commence (and the Lease Commencement Date shall not occur) until the date on which Landlord delivers possession of the Premises to Tenant, and Tenant shall not be liable for any Rent (as such term is defined in Section 4.1 below) due hereunder until the Lease Commencement Date. Notwithstanding anything to the contrary contained in this Lease, if Landlord is unable to tender possession of the Premises to Tenant on or before December 15, 2013 (the “Delivery Termination Date”), as such date shall be extended day for day for each day Landlord is delayed in causing the Premises possession of the Premises to be delivered to Tenant as a result of any Force Majeure delays and/or the acts and/or omissions of Tenant and Tenant’s agents, employees and contractors, Tenant may terminate this Lease by delivering to Landlord written termination notice on or prior to the date which is the earlier of (A) the date which is ten (10) days following the Delivery Termination Date (as may be so extended) or (B) the date upon which Landlord tenders possession of the Premises to Tenant. The termination right afforded to Tenant under this Section 2.2 shall be Tenant’s sole and exclusive remedy for Landlord’s failure to tender possession of the Premises to Tenant on or before the Delivery Termination Date, as it may be extended as provided hereinabove. Time is of the essence for the delivery of Tenant’s termination notice under this Section 2.2; accordingly, if Tenant fails to timely deliver such notice, Tenant’s right to terminate this Lease shall expire and be of no further force or effect as of the date Tenant fails to timely deliver such termination notice. If Tenant properly and timely terminates this Lease pursuant to this Section 2.2, then Landlord shall promptly refund to Tenant any prepaid Rent and Security Deposit previously paid to Landlord by Tenant under this Lease.

2.3    Option Term.

2.3.1    Option Right. Landlord hereby grants the Tenant named herein (“Original Tenant”) and its “Affiliates” (as that term is defined in Section 14.8 below) during the initial lease term only one (1) option to extend the Lease Term for the entire Premises by a period of three (3) years (“Option Term”). Such option shall be exercisable only by delivery of an Exercise Notice (as hereinafter defined) given in accordance with the procedures for Notices in Section 29.18 below) delivered by Tenant to Landlord as provided in Section 2.3.3 below, provided that, as of the date of delivery of such Exercise Notice and continuing until the commencement of the Option Term, all of the following conditions exist:

(a)    Tenant is not in default under this Lease (beyond any applicable notice and cure period provided in this Lease);

(b)    Tenant has not committed a non-curable breach, including without limitation those described in Section 19.1 of this Lease; and

(c)    Tenant has reasonable financial worth and/or financial stability as demonstrated by Tenant’s delivery of information to Landlord in accordance with Article 17 of this Lease. For purposes of this Section 2.3.1(b), “reasonable financial worth and/or financial stability” shall mean a net worth which is sufficient to meet Tenant’s obligations under this Lease during the Option Term, as determined by Landlord in Landlord’s reasonable and good faith discretion. If Tenant does not have audited financial statements, net worth and net income shall be reasonably determined by Landlord in accordance with GAAP.

Upon the proper exercise of such option to extend, and provided that, as of the end of the Lease Term, Tenant is not in default under this Lease (beyond any applicable notice and cure periods provided in this Lease), the Lease Term, as it applies to the entire Premises, shall be extended for a period of three (3) years. The rights contained in this Section 2.3 shall only be exercised by the Original Tenant or its Affiliate (and not any other assignee, sublessee or other transferee of the Original Tenant’s interest in this Lease) if the Original Tenant and/or its Affiliate is in occupancy of the entire then-existing Premises. Notwithstanding anything to the contrary in this paragraph, upon the delivery by Tenant of the Exercise Notice, Tenant shall be irrevocably bound to the extended term unless Landlord elects in writing not to extend such term due to a failure of a condition precedent to Tenant’s right to extend or due to the failure of Tenant to timely proceed with the provisions of this paragraph.

2.3.2    Option Rent. The Rent payable by Tenant during the Option Term (the “Option Rent”) shall be equal to the Market Rent as set forth below. For purposes of this Lease, the term “Market Rent” shall mean rent (including additional rent and considering any “base year” or “expense stop” applicable thereto), including all escalations, at which tenants, as of the commencement of the term are, pursuant to transactions completed within the three (3) months prior to or four (4) months after the first day of the Option Term, leasing non-sublease, non-encumbered, non-synthetic, non-equity space (unless such space was leased pursuant to a definition of “fair market” comparable to the definition of Market Rent) comparable in size, location and quality to the Premises for a “Comparable Term,” as that term is defined in this Section 2.3.2 (the “Comparable Deals”), which comparable space is located in the Building, or if there is an insufficient number of comparable tenants within the Building, then within the “Comparable Buildings,” as that term is defined in this Section 2.3.2, giving appropriate consideration to the annual rental rates per rentable square foot, the standard of measurement by which the rentable square footage is measured, the ratio of rentable square feet to usable square feet, and taking into consideration only, and granting only, the following concessions (provided that the rent payable in Comparable Deals in which the terms of such Comparable Deals are determined by use of a discounted fair market rate formula shall be equitably increased in order that such Comparable Deals will not reflect a discounted rate) (collectively, the “Rent Concessions”): (a) rental abatement concessions, if any, being granted such tenants in connection with such comparable spaces, (b) tenant improvements or allowances provided or to be provided for such comparable space, taking into account the value of the existing improvements in the Premises, such value to be based upon the age, quality and layout of the improvements and the extent to which the same could be utilized by general office users as contrasted with this specific Tenant, (c) Proposition 13 protection, (d) rent increase schedule, and (e) all other monetary considerations in connection with such comparable space; provided, however, that notwithstanding anything to the contrary herein, no consideration shall be given to the fact that Landlord is or is not required to pay a real estate brokerage commission in connection with the applicable term or the fact that the Comparable Deals do or do not involve the payment of real estate brokerage commissions. The term “Comparable Term” shall refer to the length of the lease term, without consideration of options to extend such term, for the space in question. In addition, the determination of the Market Rent shall include a determination as to whether, and if so to what extent, Tenant must provide Landlord with financial security, such as a letter of credit or guaranty, for Tenant’s rent obligations during any Option Term. Such determination shall be made by reviewing the extent of financial security then generally being imposed in Comparable Deals upon tenants of comparable financial condition and credit history to the then existing financial condition and credit history of Tenant (with appropriate adjustments to account for differences in the then existing financial condition of Tenant, as demonstrated by Tenant’s delivery of information to Landlord in accordance with of this Lease and such other tenants). The term “Comparable Buildings” shall mean the Building and other similar class B buildings which are comparable to the Building in terms of age (based upon the date of completion of construction or major renovation as to the building containing the portion of the Premises in question), quality of construction, level of services and amenities, size and appearance, and are located in the West SOMA area of San Francisco, CA. (the “Comparable Area”).

2.3.3    Exercise of Option. The option contained in this Section 2.3 shall be exercised by Tenant, if at all, only in the manner set forth in this Section 2.3.3. Tenant shall deliver notice (the “Exercise Notice”) to Landlord not more than nine (9) months nor less than six (6) months prior to the expiration of the Lease Term, unequivocally stating the following: “Tenant is hereby exercising its option.” Landlord shall deliver notice (the “Landlord’s Option Rent Calculation Notice”) to Tenant on or before the date which is later of (i) thirty (30) days after Landlord’s receipt of the Exercise Notice and (ii) the date that is two (2) months prior to the expiration of the Lease Term (the “Landlord Response Date”) setting forth Landlord’s calculation of the Market Rent (the “Landlord’s Option Rent Calculation”). Within ten (10) business days of its receipt of Landlord’s Option Rent Calculation, Tenant may, at its option, accept the Market Rent contained in the Landlord’s Option Rent Calculation. If Tenant does not affirmatively accept or Tenant rejects the Market Rent specified in the Landlord’s Option Rent Calculation, the parties shall follow the procedure, and the Market Rent shall be determined as set forth in Section 2.3.4.

2.3.4    Determination of Market Rent. In the event Tenant objects or is deemed to have objected to the Market Rent, Landlord and Tenant shall attempt to agree upon the Market Rent using reasonable good-faith efforts. If Landlord and Tenant fail to reach agreement within ten (10) business days following Tenant’s objection or deemed objection to the Landlord’s Option Rent Calculation (the “Outside Agreement Date”), then (i) in connection with the Option Rent, Landlord’s Option Rent Calculation and Tenant’s Option Rent Calculation, each as previously delivered to the other party, shall be submitted to binding arbitration pursuant to the TCCs of this Section 2.3.4, and (ii) in connection with any other contested calculation of market Rent, the parties shall each make a separate determination of the Market Rent and shall submit the same to the arbitrators pursuant to the TCCs of this Section 2.3.4. Such submittals shall be submitted to arbitration in accordance with Section 2.3.4.1 through 2.3.4.3 of this Lease, but subject to the conditions, when appropriate, of Section 2.3.3, above.

2.3.4.1    Pursuant to this Section 2.3.4, Landlord’s Option Rent Calculation and Tenant’s Option Rent Calculation shall each be submitted to binding arbitration to be held in accordance with the Commercial Arbitration Rules and Procedures of the San Francisco chapter of JAMs, provided, however, that the arbitrator shall by profession be a MAI certified Appraiser who shall have been active over the previous three (3) years in the valuation of similar commercial properties located in the vicinity of the Building. In the event the parties cannot reach an agreement in connection with the appointment of the arbitrator then, within ten (10) days after written notice by Landlord or Tenant to the other party of such disagreement, the appointment of the arbitrator shall be made as quickly as possible by JAMs. Both parties shall equally advance the costs of the Arbitration. The Option Rent shall be decided by the Arbitrator; provided, however that such Option Rent shall not exceed the range established by Landlord and Tenant’s submission of Landlord’s Option Rent Calculation and Tenant’s Option Rent Calculation, respectively. The MAI certified Appraisers shall each prepare an appraisal of the Market Rent pursuant to the conditions herein provided. The Arbitrators decision shall be the middle of the three appraised Market rents. In the event the parties cannot reach an agreement in connection with the appointment of the arbitrator then, within ten (10) days after written notice by Landlord or Tenant to the other party of such disagreement, the appointment of a neutral arbitrator shall be made as quickly as possible by JAMs. The parties may elect by mutual agreement to use only one appraiser. Notwithstanding the foregoing, for spaces under 20,000 rentable square feet, Landlord may elect at its option (but shall have no obligation so to do) to have the Market Rent and terms decided by an appraisal conducted by an MAI certified Appraiser (“Fast Track Appraiser”) who shall act as arbitrator and who meets the qualification as otherwise specified in this paragraph. The Fast Track Appraiser shall be selected by Landlord within ten (10) business days of Landlord’s election to pursue appointment of such Fast Track Appraiser. The Fast Track Appraiser shall have no relationship or past business relations with either party. Following the appointment of the Fast Track Appraiser, Landlord’s Option Rent Calculation and Tenant’s Option Rent Calculation shall promptly be delivered to such Fast Track Appraiser. Within fifteen (15) business days following the Fast Track Appraiser’s receipt of Landlord’s Option Rent Calculation and Tenant’s Option Rent Calculation, the Fast Track Appraiser shall determine whether the Landlord’s Option Rent Calculation or Tenant’s Option Rent Calculation as submitted is closest to the actual Market Rent for the space as reasonably determined by the Fast Track Appraiser. The Option Rent Calculation (as between Landlord’s Option Rent Calculation and Tenant’s Option Rent Calculation) that is closest to the Market Rent as determined by the Fast Track Appraiser shall be the Option Rent for the space during the Option Term. The determination of the Fast Track Appraiser shall be binding upon the parties. The Landlord shall administer the Fast Track Appraiser fairly in accordance with the terms herein and shall sign the engagement contract. Both parties shall equally advance and pay the costs of any such arbitration. Failure of one party to comply to advance and pay for the costs of any such arbitration shall result in a determination for the other party Option Rent.

2.3.4.2    In the event the Option Term commences prior to the arbitrator’s determination of the Option Rent, for such period commencing on the first day of the Option Term and continuing through the date of the arbitrator’s decision, Tenant shall pay the Option Rent set forth in Landlord’s Option Rent Calculation and all other amounts to be paid by Tenant pursuant to the TCCs of this Lease, including, without limitation, Tenant’s Share of Direct Expenses. If the Option Rent set forth in Landlord’s Option Rent Calculation exceeds the Option Rent determined by the arbitrator, Landlord shall, within ten (10) days of the arbitrator’s determination of the Option Rent, reimburse Tenant for the difference between (i) the aggregate Rent paid by Tenant since the commencement of the Option Term in connection with Landlord’s Option Rent Calculation, and (ii) the aggregate Rent that would have been paid by Tenant had the Option Rent determined by the arbitrator been in effect as of the commencement of the Option Term. Thereafter, the Option Rent shall be adjusted annually on each anniversary of the commencement of the Option Term by 3% per year. The cost of arbitration shall be paid by the party whose proposed Option Rent Calculation is farthest from that rate as determined by the Arbitrator (“Non-Prevailing Party”). In addition and not limited thereto, the Non-Prevailing Party shall reimburse the prevailing party any actual out of pocket costs advanced by the prevailing party to third parties in connection with the Option Rent Calculation and or related arbitration.

2.4    Early Entry. Provided that this Lease has been fully executed by all parties, and Tenant has delivered any prepaid rental, the Security Deposit and insurance certificates required hereunder, Landlord shall allow Tenant access to the Premises during the period (the “Early Entry Period”) from the date Landlord delivers possession of the Premises to Tenant through and including the day before the Lease Commencement Date for the purpose of Tenant installing Tenant’s furniture, fixtures, equipment (including telecommunications and cabling) and millwork in the Premises. Prior to Tenant’s entry into the Premises as permitted by the terms of this Section 2.4, Tenant shall submit a schedule to Landlord for Landlord’s approval, which schedule shall detail the timing and purpose of Tenant’s empty. All of the terms and conditions of this Lease shall apply during the Early Entry Period, as though the Lease Commencement Date had occurred (although the Lease Commencement Date shall not actually occur until the date set forth in Section 3.2 of the Summary); provided, however, that Tenant shall not be obligated to pay any Base Rent or Tenant’s Share of Direct Expenses during the Early Entry Period. Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Building or Premises and against injury to any persons caused by Tenant’s actions pursuant to this Section 2.4.

ARTICLE 3

BASE RENT

Tenant shall pay, without prior notice or demand, to Landlord at such address as Landlord may from time to time designate in writing, by a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent (“Base Rent”) as set forth in Section 4 of the Summary, payable in equal monthly installments as set forth in Section 4 of the Summary in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever. The Base Rent for the first full month of the Lease Term which occurs after the expiration of any free rent period shall be paid at the time of Tenant’s execution of this Lease. If any Rent payment date (including the Lease Commencement Date) falls on a day of the month other than the first day of such month or if any payment of Rent is for a period which is shorter than one month, the Rent for any fractional month shall accrue on a daily basis for the period from the date such payment is due to the end of such calendar month or to the end of the Lease Term which amount shall equal the product of (i) applicable monthly Rent and (ii) a fraction, the numerator of which is the number of days of the applicable calendar month within the Lease Term and the denominator of which shall be the total number of days in such calendar month. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.

ARTICLE 4

ADDITIONAL RENT

4.1    General Terms. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay “Tenant’s Share” of the annual “Direct Expenses,” as those terms are defined in Sections 4.2.2 and 4.2.6 of this Lease, respectively, which are in excess of the amount of Direct Expenses applicable to the “Base Year,” as that term is defined in Section 4.2.1, below; provided, however, that in no event shall any decrease in Direct Expenses for any “Expense Year,” as that term is defined in Section 4.2.3 below, below Direct Expenses for the Base Year entitle Tenant to any decrease in Base Rent or any credit against sums due under this Lease. Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease (other than Base Rent), are hereinafter collectively referred to as the “Additional Rent”, and the Base Rent and the Additional Rent are herein collectively referred to as “Rent.” All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent. Without limitation on other obligations of Tenant incurred during the Lease Term which survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term. Notwithstanding any provision to the contrary contained in this Lease, any other monetary obligations payable by Tenant hereunder shall be considered Rent for purposes hereof. Notwithstanding anything to the contrary contained herein, Tenant shall not be responsible for payments of Direct Expenses for the first twelve (12) months of the Lease Term or during the Base Year.

4.2    Definitions of Key Terms Relating to Additional Rent. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1    “Base Year” shall mean the period set forth in Section 5 of the Summary.

4.2.2    “Direct Expenses” shall mean “Operating Expenses” and “Tax Expenses,” as those terms are defined in this Section 4.2 below.

4.2.3    “Expense Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive month period, and, in the event of any such change, Tenant’s Share of Direct Expenses shall be equitably adjusted for any Expense Year involved in any such change.

4.2.4    “Operating Expenses” shall mean all expenses, costs and amounts of every kind and nature which Landlord pays or accrues during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement, restoration or operation of the Building, or any portion thereof in accordance with sound accounting principles, consistently applied. Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following: (i) the cost of supplying all utilities, the cost of operating, repairing, maintaining, and renovating the utility, telephone, mechanical, sanitary, storm drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with a transportation system management program or similar program; (iii) the cost of all insurance carried by Landlord or the property manager in connection with the Building; provided, however, that Tenant’s Share of insurance deductibles included in Operating Expenses shall not exceed $10,000.00 in any particular Expense Year; (iv) the cost of landscaping, relamping, all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Building or any portion thereof, (v) costs incurred in connection with the parking areas servicing the Building; (vi) fees and other costs, including management and/or incentive fees, consulting fees, legal fees and accounting fees, of all contractors and consultants in connection with the management, operation, maintenance and repair of the Building; (vii) payments under any equipment rental agreements and the fair rental value of any management office space and the cost of furnishings in such management office space; (viii) wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons engaged in the operation, maintenance and security of the Building; (ix) costs under any instrument pertaining to the sharing of costs by the Building; (x) operation, repair, maintenance and replacement of all systems and equipment and components thereof of the Building; (xi) the cost of alarm, security and other services, replacement of wall and floor coverings, ceiling tiles and fixtures in common areas, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; (xii) amortization (including interest on the unamortized cost) of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Building, or any portion thereof; (xiii) the cost of capital improvements or repairs or other costs incurred in connection with the Building (A) to the extent reasonably anticipated to effect economies in the operation or maintenance of the Building, or any portion thereof, or reduce current or future Operating Expenses, (B) that are required to comply with present or anticipated conservation programs, or (C) that are required under any governmental law or regulation first enacted after the Lease Commencement Date; provided, however, that any capital expenditure shall be amortized (including interest on the amortized cost) over its useful life as Landlord shall reasonably determine and replacements of equipment or improvements shall be amortized as follows: (1) replacements of equipment or improvements that have a useful life at commercially accepted rates of five (5) years or more, shall be amortized over such life according to the reasonable judgment of Landlord (including interest on the unamortized balance) and (2) replacements and improvements that have a useful life of five (5) years or less shall be amortized according to the reasonable judgment of Landlord, (xiv) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute “Tax Expenses” as that term is defined in Section 4.2.5.1, below; and (xv) payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Building. If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. If the Building is not at least ninety-five percent (95%) occupied during all or a portion of the Base Year or any Expense Year, Landlord shall make an appropriate adjustment to the components of Operating Expenses that vary based on occupancy for such year to determine the amount of Operating Expenses that would have been incurred had the Building been ninety-five percent (95%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year; provided, however, Landlord shall not collect Operating Expenses from Tenant and all other tenants/occupants in the Project in an amount in excess of what Landlord incurred for the items included in Operating Expenses. Operating Expenses for the Base Year shall not include market-wide cost increases due to extraordinary circumstances, including, but not limited to, Force Majeure, boycotts, strikes, conservation surcharges, embargoes or shortages, or amortized costs relating to capital improvements. In no event shall the components of Direct Expenses for any Expense Year related to Building utility, services, or insurance costs be less than the components of Direct Expenses related to Building utility, services, or insurance costs in the Base Year. If Landlord eliminates (as opposed to shifts or combines with another category) from any subsequent year a recurring category of expenses previously included in Operating Expenses for the Base Year, Landlord may subtract such category from Base Year Operating Expenses commencing with such subsequent year. If Landlord adds to any subsequent year a new or additional category of expenses not included in Operating Expenses for the Base Year (“New Category”), Landlord shall add such category (and the amount corresponding thereto) to Base Year Operating Expenses commencing with such subsequent year (and if expenses pertaining to such New Category were incurred during a period that is a portion of an Expense Year, the amount included in the Base Year shall be grossed up to represent expenses for a full Expense Year for both the Base Year and the Expense Year in which expenses for the New Category are first incurred). Notwithstanding the forgoing, in no event shall the Excess payable by Tenant for any Expense Year following the Base Year but preceding the Expense Year in which the New Category occurs be retroactively adjusted as a result of such increase in the Base Year, and in no event shall Tenant be entitled to a credit as a result of such increase. Operating Expenses shall not include the items listed on Exhibit “C” attached hereto and made a part hereof.

4.2.5    Taxes.

4.2.5.1    “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Building, or any portion thereof), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Building, or any portion thereof.

4.2.5.2    Tax Expenses shall include, without limitation: (i) any tax on the rent, right to rent or other income from the Building, or any portion thereof, or as against the business of leasing the Building, or any portion thereof; (ii) any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Tax Expenses shall also include any governmental or private assessments or the Building’s contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies; (iii) any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, including, without limitation, any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; (iv) any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises; and (v) all of the real estate taxes and assessments imposed upon or with respect to the Building.

4.2.5.3    Any reasonable costs and expenses (including, without limitation, reasonable attorneys’ and consultants’ fees) incurred in attempting to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are incurred. If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord within thirty (30) days of Landlord’s written demand Tenant’s Share of any such increased Tax Expenses included by Landlord as Building Tax Expenses pursuant to the terms of this Lease. Notwithstanding anything to the contrary contained in this Section 4.2.5 (except as set forth in Section 4.2.5.1, above), there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Building), (ii) any items included as Operating Expenses, (iii) any items paid by Tenant under Section 4.4 of this Lease, and (iv) any fines or penalties due to late payments by Landlord.

4.2.5.4    The amount of Tax Expenses for the Base Year attributable to the valuation of the Building, inclusive of tenant improvements, shall be known as the “Base Taxes”. If in any comparison year subsequent to the Base Year, the amount of Tax Expenses decreases below the amount of Base Taxes, then for purposes of all subsequent comparison years, including the comparison year in which such decrease in Tax Expenses occurred, the Base Taxes, and therefore the Base Year, shall be decreased by an amount equal to the decrease in Tax Expenses. For purposes of this Lease, Tax Expenses shall be calculated as if (i) the tenant improvements in the Building were fully constructed, and (ii) the Building and all tenant improvements therein were fully assessed for real estate tax purposes. Landlord agrees that to the extent the Building is reassessed (the “Reassessment”) for real estate tax purposes by the appropriate governmental authority pursuant to the terms of Proposition 13 as a result of the sale of the Building to Landlord in September, 2013, then notwithstanding the date the Reassessment occurs, the portion of the Tax Expenses, as calculated immediately following the Reassessment, which is attributable solely to the Reassessment shall be included in the Base Taxes.

4.2.6    “Tenant’s Share” shall mean the percentage set forth in Section 6 of the Summary.

4.3    Calculation and Payment of Additional Rent. If for any Expense Year ending or commencing within the Lease Term, Tenant’s Share of Direct Expenses for such Expense Year exceeds Tenant’s Share of Direct Expenses applicable to the Base Year, then Tenant shall pay to Landlord, in the manner set forth in Section 4.3.1, below, and as Additional Rent, an amount equal to the excess (the “Excess”).

4.3.1    Statement of Actual Direct Expenses and Payment by Tenant. Landlord shall endeavor to give to Tenant following the end of each Expense Year, a statement (the “Statement”) which shall state in general major categories the Direct Expenses incurred or accrued for the Base Year or such preceding Expense Year, as applicable, and which shall indicate the amount of the Excess. Landlord shall use commercially reasonable efforts to deliver such Statement to Tenant on or before May 1 following the end of the Expense Year to which such Statement relates. Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, if an Excess is present, Tenant shall pay, within thirty (30) days after receipt of the Statement, the full amount of the Excess for such Expense Year, less the amounts, if any, paid during such Expense Year as “Estimated Excess,” as that term is defined in Section 4.3.2, below, and if Tenant paid more as Estimated Excess than the actual Excess, Tenant shall receive a credit in the amount of Tenant’s overpayment against Rent next due under this Lease or Landlord shall refund the same to Tenant within thirty (30) days following the delivery of the Statement to Tenant if this Lease has terminated. The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord or Tenant from enforcing its rights under this Article 4, provided that the Statement is first delivered to Tenant no later than eighteen months following the Expense Year, except that in any event Tenant shall be responsible for Tenant’s Share of Direct Expenses levied by any governmental authority or by any public utility companies at any time following the Lease Expiration Date which are attributable to any Expense Year. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Share of Direct Expenses for the Expense Year in which this Lease terminates, if an Excess is present, Tenant shall, within thirty (30) days after receipt of the Statement, pay to Landlord such amount, and if Tenant paid more as Estimated Excess than the actual Excess, Landlord shall, with the statement, deliver a check payable to Tenant in the amount of the overpayment. The provisions of this Section 4.3.1 shall survive the expiration or earlier termination of the Lease Term.

4.3.2    Statement of Estimated Direct Expenses. In addition, Landlord shall give Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth in general major categories Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Direct Expenses for the then-current Expense Year shall be and the estimated excess (the “Estimated Excess”) as calculated by comparing the Direct Expenses for such Expense Year, which shall be based upon the Estimate, to the amount of Direct Expenses for the Base Year. Landlord shall use commercially reasonable efforts to deliver such Estimate Statement to Tenant on or before May l following the end of the Expense Year to which such Estimate Statement relates. The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Additional Rent Estimated Excess under this Article 4, nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Excess theretofore delivered to the extent necessary. Thereafter, Tenant shall pay, within thirty (30) days after receipt of the Estimate Statement, with its next installment of Base Rent due, a fraction of the Estimated Excess for the then-current Expense Year (reduced by any amounts paid pursuant to the second to last sentence of this Section 4.3.2). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator. Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Excess set forth in the previous Estimate Statement delivered by Landlord to Tenant. Throughout the Lease Term Landlord shall maintain books and records with respect to Direct Expenses in accordance with generally accepted real estate accounting and management practices, consistently applied. In addition, Landlord shall give Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth in general major categories Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Direct Expenses for the then-current Expense Year shall be and the estimated Tenant’s Share of Direct Expenses (the “Estimated Direct Expenses”). Landlord shall use commercially reasonable efforts to deliver such Estimate Statement to Tenant on or before May 1 following the end of the Expense Year to which such Estimate Statement relates. The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Direct Expenses under this Article 4, nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Direct Expenses theretofore delivered to the extent necessary. Thereafter, Tenant shall pay, within thirty (30) days after receipt of the Estimate Statement, a fraction of the Estimated Direct Expenses for the then-current Expense Year (reduced by any amounts paid pursuant to the second to last sentence of this Section 4.3.2). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator. Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Direct Expenses set forth in the previous Estimate Statement delivered by Landlord to Tenant. Tenant’s initial monthly installment (the “Initial Estimated Monthly Expense Reimbursement”) in connection with the Estimated Direct Expenses as of the date hereof shall equal the amount set forth in Section 14 of the Summary. Throughout the Lease Term Landlord shall maintain books and records with respect to Direct Expenses in accordance with generally accepted real estate accounting and management practices, consistently applied.

4.3.3    Janitorial and Utilities and Refuse. Notwithstanding any provision to the contrary contained in this Lease, Tenant shall be responsible for all costs relating to Tenant’s utilities and janitorial services (including, without limitation, light bulb replacements) required in connection with the Common Areas of the Building and Premises and for light maintenance for the Premises, and, notwithstanding any provision to the contrary contained in Article 6 of this Lease. In addition, Tenant shall pay Tenant’s pro rata share of the costs relating to the disposal of the Building’s refuse. In the event that the utilities (including, without limitation, electricity, gas, refuse, and water) supplied to the Premises are not separately metered, Tenant shall pay, as

Additional Rent, Tenant’s pro rata share of the costs incurred in connection with such utilities for the Building (including the Common Areas), until such time as the same are separately metered in connection with the Premises (in which case the Tenant shall only pay for its own utilities to the Premises and its pro rata share of utilities to the Common Areas). In the event that Tenant provides its own janitorial for the Premises, Tenant shall only reimburse its pro rata share of janitorial costs for the Common Areas. If the Tenant does not provide its own janitorial for the Premises requests in writing that Landlord provide such services, Tenant shall pay for Landlord’s cost to provide such janitorial services for the Premises and its pro rata share of janitorial costs for the Common Areas. Notwithstanding the foregoing, Tenant shall pay a monthly estimated amount (the “Utilities/Janitorial/Refuse Reimbursement”) in connection with Landlord’s estimate of Tenant’s obligations to reimburse utilities, Common Area janitorial and refuse equal to $2,263.92 per month or such other reasonable estimate as Landlord shall designate from time to time (but not more than twice during any Expense Year). Landlord shall deliver to Tenant within ninety (90) days after the expiration of each calendar year, a statement (the “Annual Statement”) showing Tenant’s actual obligations incurred during the year for Utilities/Janitorial/Refuse. If the amount of the Utilities/Janitorial/Refuse Reimbursement paid by Tenant during such year is less than Tenant’s obligations for such year as shown on the Annual Statement, Tenant shall pay to Landlord the difference within thirty (30) days after Landlord’s delivery of the Annual Statement to Tenant. If the amount of the Utilities/Janitorial/Refuse Reimbursement paid by Tenant during such year exceeds Tenant obligation for such year as shown on the Annual Statement, Tenant shall be entitled to a credit in the amount of such overpayment against Tenant’s payment that is next due or Landlord shall refund the same to Tenant within thirty (30) days following the delivery of the Annual Statement to Tenant if this Lease has terminated. No delay by Landlord in billing Tenant for Tenant’s obligations for Utility/Janitorial/Refuse shall be deemed a default by Landlord or a waiver of Landlord’s right to require payment therefor.

In the event Tenant fails to perform its duties under this Section 4.3.3 beyond the expiration or applicable notice and cure period, Landlord may at its option, and in addition to any other remedy allowed in the Lease, with ten (10) business days after written notice to Tenant (or in the case of an emergency, without notice), perform such duty or obligation on Tenant’s behalf. The cost and expenses of any such performance by Landlord shall be due and payable by Tenant to Landlord within thirty (30) days after Tenant’s receipt of invoice thereof.

4.4    Taxes and Other Charges for Which Tenant Is Directly Responsible.

4.4.1    Tenant shall be liable for and shall pay ten (10) days before delinquency, taxes levied against Tenant’s equipment, furniture, fixtures and any other personal property located in or about the Premises. If any such taxes on Tenant’s equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord’s property or if the assessed value of Landlord’s property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall upon demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.

4.4.2    If the tenant improvements in the Premises, whether installed and/or paid for by Landlord on behalf of Tenant or by Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which tenant improvements conforming to Landlord’s “building standard” in other space in the Building are assessed, then the Tax Expenses levied against Landlord or the property by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 4.4.1, above.

4.4.3    Notwithstanding any contrary provision herein, Tenant shall pay prior to delinquency any (i) rent tax or sales tax, service tax, transfer tax or value added tax, or any other applicable tax on the rent or services herein or otherwise respecting this Lease, (ii) taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Building, including the Building parking facility; or (iii) taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

4.5    Landlord’s Books and Records. Upon Tenant’s written request given not more than ninety (90) days after Tenant’s receipt of a Statement for a particular Expense Year, and provided that Tenant is not then in default under this Lease beyond the applicable cure period provided in this Lease, Landlord shall provide Tenant with an accountant’s statement (the “Accountant’s Statement”) concerning the Direct Expenses for such Expense Year (and the Base Year) from Landlord’s accountants (including, without limitation, Landlord’s in-house bookkeeper), and Landlord shall also furnish Tenant with such reasonable supporting documentation in connection with said Direct Expenses as Tenant may reasonably request. Landlord shall provide said information and the Accountant’s Statement to Tenant within thirty (30) days after Tenant’s written request therefor. The Accountant’s Statement shall contain sufficient detail to enable Tenant to verify that the terms of exclusions and inclusions with respect to Direct Expenses, as set forth in this Lease, have been adhered to in computing the Excess payable by Tenant. In connection with such review of Landlord’s records and documentation, Tenant and Tenant’s agents (which agents must not be paid on a contingency fee) must agree in advance to follow Landlord’s reasonable rules and procedures regarding a review of Landlord’s records and documentation, and shall execute a commercially reasonable confidentiality agreement regarding the same. In the event Tenant, within thirty (30) days after receipt of the Accountant’s Statement and any such reasonable supporting documentation, disputes the Direct Expenses and/or the Excess set forth in the Statement for the applicable Expense Year, then a certification as to the proper amount of such Direct Expenses and/or the Excess shall be made, at Tenant’s expense, by an independent certified public accountant selected by Tenant (which accountant shall not have been previously engaged by Tenant during the preceding five (5) year period, and shall not be paid on a commission or contingency basis) and reasonably approved by Landlord, which certification shall be final and conclusive, if such certification determines that an error has been made, Tenant’s sole remedy shall be for the parties to make such appropriate payments or reimbursements, as the case may be, (including interest on any such amount at an annual interest rate equal to the Prime Rate (as stated under the column “Money Rates” in The Wall Street Journal) plus two percent (2%); provided, however, in no event shall such annual interest rate exceed the highest annual interest rate permitted by “Applicable Law” as that term is defined in Article 24 of this Lease to each other as are determined to be owing, provided that any reimbursements payable by Landlord to Tenant may, at Landlord’s option, instead be credited against the Base Rent next coming due under this Lease unless the Lease Term has expired, in which event Landlord shall refund the appropriate amount to Tenant. Notwithstanding the foregoing, if the actual amount of Direct Expenses and/or the Excess due for that Expense Year, as determined by such certification, is determined to have been overstated by more than five percent (5%), then Landlord shall pay the costs associated with such certification. Tenant hereby acknowledges that Tenant’s sole right to inspect Landlord’s books and records and to contest the amount payable by Tenant under Article 4 of this Lease shall be as set forth in this Section 4.5, and Tenant hereby waives any and all other rights pursuant to Applicable Laws to inspect such books and records and/or to contest the amount payable by Tenant under Article 4 of this Lease.

ARTICLE 5

USE OF PREMISES

Tenant shall use the Premises solely for the Permitted Use set forth in Section 7 of the Summary and Tenant shall not use or permit the Premises or the Building to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord’s sole and absolute discretion. Tenant further covenants and agrees that Tenant shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of the rules and regulations (the “ Rules and Regulations”) set forth in Exhibit D, attached hereto, or in violation of the laws of the United States of America, the State of California, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Building) including, without limitation, any such laws, ordinances, regulations or requirements relating to hazardous materials or substances, as those terms are defined by Applicable Laws now or hereafter in effect. Tenant shall not do or permit anything to be done in or about the Premises which will in any way damage the reputation of the Building or obstruct or unreasonably interfere with the rights of other tenants or occupants of the Building, or injure them or use or allow the Premises to be used for any improper, unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises. Landlord shall approve in writing any application or filing regarding the Premises prior to its submittal to any with a City, State, government, or regulatory agency.

ARTICLE 6

SERVICES AND UTILITIES

6.1    Standard Tenant Services. Landlord shall provide the following services on all days (unless otherwise stated below) during the Lease Term.

6.1.1    Subject to limitations imposed by all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating and ventilation (“HV”) when necessary for normal comfort for normal office use in the Premises from 8:00 A.M. to 6:00 P.M. Monday through Friday (collectively, the “Building Hours”), except for the date of observation of New Year’s Day, Independence Day, Labor Day, Memorial Day, President’s Day, Thanksgiving Day, Christmas Day and, at Landlord’s discretion, other locally or nationally recognized holidays (collectively, the “Holidays”). Tenant acknowledges that there is no air conditioning provided by or at the expense of Landlord in the Premises or Common Areas.

6.1.2    Landlord shall provide adequate electrical wiring and facilities for connection to Tenant’s lighting fixtures and incidental use equipment as well as sufficient electric power for Building-standard lighting serving the Premises, provided that (i) the connected electrical load of Tenant’s incidental use equipment (exclusive of Tenant’s lighting or Building-standard lighting) does not exceed an average of three (3) watts per usable square foot of the Premises calculated on a monthly basis, and the electricity so furnished for Tenant’s incidental use equipment will be at a nominal one hundred twenty (120) volts and no electrical circuit for the supply of such incidental use equipment will require a current capacity exceeding twenty (20) amperes, and (ii) the connected electrical load of Tenant’s lighting fixtures (exclusive of Building-standard lighting) does not exceed an average of one (1) watt per usable square foot of the Premises calculated on a monthly basis, and the electricity so furnished for Tenant’s lighting (exclusive of Building-standard lighting) will be at a nominal two hundred seventy-seven (277) volts, which electrical usage shall be subject to Applicable Laws and regulations, including Title 24. Tenant shall bear the cost of replacement of lamps, starters and ballasts for non-Building standard lighting fixtures and non-tubular fluorescent bulbs within the Premises. Landlord may at its option use and or require Tenant to use compact fluorescent bulbs in any incandescent light fixtures. Tenant shall reasonably cooperate with Landlord in energy conservation, complying with any government mandated energy regulations and Landlord’s commercially reasonable actions to convert Property to a “Green Building.”

6.1.3    Landlord shall provide city water from the regular Building outlets for drinking, lavatory and toilet purposes, in each case in the Building Common Areas and hot and cold water for the kitchenette and applicable appliances located in the Premises.

6.1.4    Landlord shall provide janitorial services five (5) days per week, except the date of observation of the Holidays, in and about the Common Areas.

6.2    Overstandard Tenant Use. Tenant shall not, without Landlord’s prior written consent, use heat- generating machines, machines other than standard office machines, or equipment or lighting other than the existing lights and other Building standard lights in the Premises. If Tenant uses water, electricity, heat or air conditioning in excess of that supplied by Landlord pursuant to Section 6.1 of this Lease, Tenant shall pay to Landlord, within thirty (30) days after Tenant’s receipt of Landlord’s invoice therefor, the Actual Cost (as defined below) of such excess consumption and the cost of the installation, operation, and maintenance of equipment which is installed in order to supply such excess consumption; and Landlord may install devices to separately meter any increased use and in such event Tenant shall pay the actual increased cost directly to Landlord, within thirty (30) days after Tenant’s receipt of Landlord’s invoice therefor, at the rates charged by the public utility company furnishing the same, including the cost of a qualified professional, including an electrician and or electrical engineer if necessary in Landlord’s reasonable discretion, installing, testing and maintaining of such additional metering devices. Tenant’s use of electricity shall never exceed the capacity of the feeders to the Building or the risers or wiring installation, and subject to the terms of Section 29.30, below, Tenant shall not install or use or permit the installation or use of any computer or electronic data processing equipment in the Premises; provided, however, with respect to normal fractional office equipment, the foregoing restriction shall only apply to the extent Tenant’s use of the same exceeds the customary requirements for general office use, without the prior written consent of Landlord (which consent shall not be unreasonably withheld). If Tenant desires to use HV during hours other than those for which Landlord is obligated to supply such utilities pursuant to the terms of Section 6.1 of this Lease, Tenant shall give Landlord such prior notice, if any, as Landlord shall from time to time establish as appropriate (and notify Tenant thereof), of Tenant’s desired use in order to supply such utilities, and Landlord shall supply such after-hours HV to Tenant at a rate which shall be the Actual Cost of supplying such HV. Tenant shall pay for all after hour HV costs (and/or other costs relating thereto as set forth in this Section 6.2) within thirty (30) days after delivery of any invoice therefor from Landlord. The electricity cost of Tenant’s use of any air conditioning (“AC”) installed by Tenant (in accordance with the provisions of this Lease) shall be payable by Tenant at the Actual Cost of such electricity as reasonably determined by Landlord. Tenant acknowledges that Landlord may estimate the hours of such usage by (a) requiring Tenant to request Tenant’s representative to turn on the AC and/or electrical current for specified hours or (b) by any other reasonable means established by Landlord. Tenant shall pay all AC costs (and/or other costs relating thereto as set forth in this Section 6.2) within thirty (30) days after receipt of any invoice therefor from Landlord. Tenant shall not require services, (including but not limited to maintenance, repair, trash or sewer) in excess of those customarily being supplied by Landlord for the Building as part of Operating Expenses, as determined by Landlord in its reasonable discretion (“Excess Utilities and Services”). Tenant’s use and/or requirement of Excess Utilities and Services shall be deemed a breach of this Lease, and Landlord shall, in addition to other remedies, have the right to charge Tenant directly for the cost of supplying such Excess Utilities and Services. As used herein, “Actual Cost” shall mean the actual costs paid or incurred by Landlord, without any profit or markup, in connection with Tenant’s excess consumption of electricity, HV, AC and/or other utilities, as reasonably estimated by Landlord, including, without limitation, depreciation pertaining to increased utilization of certain equipment, costs charged by the utility company for such utilities, and reasonable accounting and administrative costs.

6.3    Interruption of Use. Except as otherwise expressly provided in this Lease, Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord’s reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease, except as otherwise expressly provided in this Lease. Notwithstanding the foregoing, if Tenant is prevented from using, and does not use, the Premises or any portion thereof, as a result of any failure to provide to the Premises any of the essential utilities and services required to be provided in Sections 6.1.1, 6.1.2 or 6.1.3 above, but only to the extent such failure is caused by Landlord’s negligence or willful misconduct (an “Abatement Event”), then Tenant shall deliver written notice of such Abatement Event to Landlord. If such Abatement Event continues for four (4) consecutive business days (the “Eligibility Period”) after Tenant delivers written notice thereof to Landlord, then Tenant’s obligation to pay Base Rent and Tenant’s Share of Direct Expenses shall be abated or reduced, as the case may be, from and after the first (1st) day following the Eligibility Period and continuing during such time that Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable square feet of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable square feet of the Premises. To the extent Tenant shall be entitled to abatement of rent because of a damage or destruction pursuant to Article 11, or a taking pursuant to Article 13, then the Eligibility Period shall not be applicable.

6.4    Occupancy: The population density within the Premises as a whole shall at no time exceed seven (7) persons for each 1,000 rentable square feet in the Premises.

ARTICLE 7

REPAIRS

Tenant shall, at Tenant’s own expense, keep the nonstructural portions of the Premises that are not Landlord’s responsibility to maintain under this Lease, including all improvements, fixtures and furnishings therein (including the Furniture, as defined below), in good order, repair and condition at all times during the Lease Term, ordinary wear and tear, damage by casualty and Landlord’s repair obligations hereunder excepted; provided however, that, at Landlord’s option, or if Tenant fails to make such repairs and upon prior written notice to Tenant and lapse of applicable cure period (except in the case of an emergency where no notice shall be necessary) or if Tenant requests that Landlord make such repairs, Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord the cost thereof, including a commercially reasonable percentage of the cost thereof (to be uniformly established for the Building) sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord’s involvement with such repairs and replacements within thirty (30) days after being billed for same. Notwithstanding the foregoing, Landlord shall make repairs to the exterior and load-bearing walls, foundation and roof of the Building, the structural portions of the floors of the Building, and the Base Building systems and equipment of the Building (including the mechanical, HV, electrical, fire/life safety and plumbing systems and equipment) as a common area expense (subject to Exhibit C attached hereto), except to the extent that such repairs are required due to the negligence or willful misconduct of Tenant, provided however, that if such repairs are due to the negligence or willful misconduct of Tenant, Landlord shall nevertheless make such repairs at Tenant’s expense, or if covered by Landlord’s insurance, Tenant shall only be obligated to pay any deductible in connection therewith as a common area expense. In no event shall this negate the waiver of subrogation. Landlord may (and subject to the provisions of Article 27 of this Lease), but shall not be required to, enter the Premises at all reasonable times upon twenty-four (24) hour notice (unless in the event of an emergency) to make such repairs, alterations, improvements or additions to the Premises or to the Building or to any equipment located in the Building as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.

ARTICLE 8

ADDITIONS AND ALTERATIONS

8.1    Landlord’s Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises or any mechanical, plumbing or HVAC facilities or systems pertaining to the Premises (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than thirty (30) days prior to the commencement thereof, and which consent shall not be unreasonably withheld, conditioned or delayed by Landlord, provided it shall be deemed reasonable for Landlord to withhold its consent to any Alteration which adversely affects the structural portions or the systems or equipment of the Building or is visible from the exterior of the Building or makes the Premises less valuable or marketable in the Landlord’s reasonable judgment. Notwithstanding any provision to the contrary contained in this Lease, NO GLUE OR ADHESIVE SHALL BE APPLIED TO ANY FINISHED CONCRETE FLOOR LOCATED WITHIN THE PREMISES. Tenant shall not without Landlord’s written permission, install any work of art whose removal is subject to any government or regulatory approval or restriction. TENANT SHOULD EXAMINE THE FLOOR PLAN IN EXHIBIT A FOR ACCURACY AS TENANT SHALL BE HELD RESPONSIBLE FOR ANY ALTERATIONS FROM SUCH FLOOR PLAN MADE WITHOUT LANDLORD PRIOR WRITTEN CONSENT. Notwithstanding the foregoing to the contrary, Tenant may make non-structural alterations, additions or improvements to the interior of the Premises (collectively, the “Acceptable Changes”) without Landlord’s consent, provided that (i) Tenant delivers to Landlord written notice of such Acceptable Changes at least ten (10) business days prior to the commencement thereof, (ii) the cost of all Acceptable Changes do not in the aggregate exceed $25,000.00 in any consecutive twelve (12) month period (but there shall be no cap on the cost of any purely cosmetic or decorative interior non-structural changes made to the Premises [such as, for example, painting and carpeting work]), (iii) such Acceptable Changes shall be performed by or on behalf of Tenant in compliance with the other provisions of this Article 8, (iv) such Acceptable Changes do not require the issuance of a building permit or other governmental approval, (v) such Acceptable Changes are not Unauthorized Alterations (as defined below), and (vi) such Acceptable Changes shall be performed by qualified contractors and subcontractors which normally and regularly perform similar work in the Comparable Buildings.

8.2    Manner of Construction. Landlord may impose, as a condition of its consent to any and all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that Tenant utilize for such purposes only contractors, subcontractors, materials, mechanics and materialmen selected by Tenant and reasonably approved by Landlord and the requirement that all Alterations are equal to or greater in quality than the Building’s standards established by Landlord and provided to Tenant. If such Alterations will involve the use of or disturb hazardous materials or substances existing in the Premises, Tenant shall comply with Landlord’s rules and regulations concerning such hazardous materials or substances. Landlord’s approval of the plans, specifications and working drawings for Tenant’s Alterations shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all Applicable Laws. Upon Landlord’s request, timely made pursuant to the TCCs of Section 8.5 below, Tenant shall, at Tenant’s expense, remove such Alterations upon the expiration or any early termination of the Lease Term and return the affected portion of the Premises to the condition existing prior to the installation of such Alteration, ordinary wear and tear, casualty, condemnation and Landlord’s obligations under this Lease excepted as reasonably determined by Landlord; provided, however, in no event shall Tenant be required to remove any standard office improvements (as reasonably determined by Landlord) from the Premises. Tenant shall construct such Alterations and perform such repairs in a good and workmanlike manner, in conformance with any and all applicable federal, state, county or municipal laws, rules and regulations and pursuant to a valid building permit, issued by the City or County of San Francisco, California, all in conformance with Landlord’s construction rules and regulations; provided, however, that prior to commencing to construct any Alteration, Tenant shall meet with Landlord to discuss Landlord’s design parameters and code compliance issues. Obtaining any building permit, approvals and any related signoffs shall be Tenant’s sole responsibility, and Tenant shall remain liable for any failure or damage arising from its failure to obtain such permit, approvals, and signoffs. All permit applications shall be submitted to Landlord for review prior to submittal to the city and all processing of plans and permits shall be coordinated through such architect or such other representative as Landlord may reasonably approve. In the event Tenant performs any Alterations in the Premises which require or give rise to governmentally required changes to the “Base Building,” as that term is defined below, then Landlord shall, at Tenant’s expense, make such changes to the Base Building. The “Base Building” shall include the structural portions of the Building, and the public restrooms, elevators, exit stairwells and the systems and equipment (including the mechanical, HV, electrical, fire/life safety and plumbing systems and equipment) located in the internal core of the Building on the floor on which the Premises are located. In performing the work of any such Alterations, Tenant shall have the work performed in such manner so as not to obstruct access to the Building or any portion thereof, by any other tenant of the Building, and so as not to obstruct the business of Landlord or other tenants in the Building. Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord’s reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Building or the Common Areas. In addition to Tenant’s obligations under Article 9 of this Lease, upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the County of San Francisco in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and Tenant shall deliver to the Building construction manager a reproducible copy of the “as built” drawings of the Alterations as well as all permits, approvals and other documents issued by any governmental agency in connection with the Alterations.

8.3    Payment for Improvements. If payment is made directly to contractors, Tenant shall (i) comply with Landlord’s reasonable requirements for final lien releases and waivers in connection with Tenant’s payment for work to contractors, and (ii) sign Landlord’s standard, reasonable contractor’s rules and regulations. Whether or not Tenant orders any work directly from Landlord, Tenant shall pay to Landlord an amount of Landlord’s actual out of pocket costs but not to exceed five percent (5%) of the “hard costs” of such work to compensate Landlord for all overhead, general conditions, fees and other costs and expenses arising from Landlord’s involvement with such work, provided that no such amount shall be charged with respect to Acceptable Changes.

8.4    Construction Insurance. In addition to the requirements of Article 10 of this Lease, in the event that Tenant makes any Alterations, prior to the commencement of such Alterations, Tenant shall provide Landlord with evidence that Tenant carries “Builder’s All Risk” insurance in an amount reasonably approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. In addition, with respect to Alterations costing $150,000.00 or more, Landlord may, in its reasonable discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien free completion of such Alterations and naming Landlord as a co-obligee.

8.5    Landlord’s Property. All Alterations, improvements, fixtures, equipment and/or appurtenances which may be installed or placed in or about the Premises, from time to time, shall be at the sole cost of Tenant and shall be and become the property of Landlord, except that Tenant may remove those certain Alterations, improvements, fixtures and/or equipment which are moveable items of Tenant’s furniture (including the Furniture), cubicles, trade fixtures, computer equipment (and related cabling and wiring) provided Tenant repairs any damage to the Premises and Building caused by such removal and returns the affected portion of the Premises to the condition existing prior to the installation of such Alteration, ordinary wear and tear, casualty, condemnation and Landlord’s obligations under this Lease excepted. Furthermore, Landlord, by notice given to Tenant at any time prior to the Lease Expiration Date or not later than thirty (30) days after any earlier termination of this Lease, may require Tenant, at Tenant’s expense, to remove any Alterations or improvements and to repair any damage to the Premises and Building caused by such removal and return the affected portion of the Premises to a building standard tenant improved condition as reasonably determined by Landlord; provided, however, in no event shall Tenant be required to remove any standard office improvements (as reasonably determined by Landlord) from the Premises. If Landlord shall give such notice, then Tenant, at Tenant’s expense, prior to the Lease Expiration Date, or, in the case of an earlier termination of this Lease, within fifteen (15) days after the giving of such notice by Landlord, shall remove the same from the Premises, shall repair and restore the Premises to the condition existing prior to installation thereof and shall repair any damage to the Premises or to the Building due to such removal. Notwithstanding the foregoing, if, in connection with its request for Landlord’s approval for particular Alterations or improvements, (x) Tenant requests Landlord’s decision with regard to the removal of such Alterations or improvements, Landlord shall provide Tenant with Landlord’s requirements with respect to the removal of such alterations or improvements and if (y) Landlord thereafter agrees in writing to waive the removal requirement when approving such Alterations or improvements, then Tenant shall not be required to so remove such Alterations or improvements. Landlord agrees that all alterations and improvements existing in the Premises as of the Commencement Date shall be considered standard office improvements by Landlord and will not have to be removed by Tenant. If Tenant timely fails to complete such removal and/or to repair any damage caused by the removal of any Alterations or improvements in the Premises and return the affected portion of the Premises to the condition required hereunder as reasonably determined by Landlord, then, at Landlord’s option, (A) Tenant shall be deemed to be holding over in the Premises and Rent shall continue to accrue in accordance with the terms of Article 16, below, until such work shall be completed, and (B) Landlord may charge the cost (including any lost rent from the time required to design, permit and construct such restoration) thereof to Tenant. Tenant hereby protects, defends, indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the installation, placement, removal or financing of any such Alterations, improvements, fixtures and/or equipment in, on or about the Premises, which obligations of Tenant shall survive the expiration or earlier termination of this Lease.

8.6    Unauthorized Alterations. Any improvements, alterations, additions or changes to (i) the Premises (specifically including, but in no event limited to, any alterations or changes having a material adverse effect on the structural portions or systems or equipment of the Building, or which are visible from the exterior of the Building), (ii) any mechanical, plumbing or HVAC facilities or systems pertaining to the Premises, (iii) any area of the Building outside of the Premises, made without Landlord’s consent as required under this Article 8 (the “Unauthorized Alterations”) shall constitute a default by Tenant under this Lease and shall be subject to the terms and conditions of Article 19 of this Lease, specifically including, but not limited to, Sections 19.1.6 and 19.2.4, below. Notwithstanding any contrary provision of this Lease, each improvement, alteration, addition or change made without Landlord’s consent shall each be deemed a separate and independent Unauthorized Alteration, thereby allowing Landlord, if Landlord so desires (in its sole and absolute discretion), to pursue different remedies provided hereunder for different Unauthorized Alterations. In addition, notwithstanding any contrary provision of this Lease, Landlord’s failure or election not to require Tenant to remove and/or otherwise cure any particular Unauthorized Alteration(s) or pursue any applicable remedy against Tenant in connection therewith shall in no event be deemed a waiver of any of Landlord’s rights and remedies with respect to (a) any future enforcement of such particular Unauthorized Alteration, or (b) any other Unauthorized Alteration(s).

ARTICLE 9

COVENANT AGAINST LIENS

Tenant shall keep the Building and Premises free from any liens or encumbrances arising out of the work performed, materials furnished or obligations incurred by or on behalf of Tenant, and shall protect, defend, indemnify and hold Landlord harmless from and against any claims, liabilities, judgments or costs (including, without limitation, reasonable attorneys’ fees and costs) arising out of same or in connection therewith. Tenant shall give Landlord notice at least twenty (20) days prior to the commencement of any such work on the Premises (or such additional time as may be necessary under Applicable Laws) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility. Tenant shall remove any such lien or encumbrance by bond or otherwise within ten (10) business days after notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof. The amount so paid shall be deemed Additional Rent under this Lease within thirty (30) days after written demand therefor, without limitation as to other remedies available to Landlord under this Lease. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord’s title to the Building or Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract. Any claim to a lien or encumbrance upon the Building or Premises arising in connection with any such work or respecting the Premises not performed by or at the request of Landlord shall be null and void, or at Landlord’s option shall attach only against Tenant’s interest in the Premises and shall in all respects be subordinate to Landlord’s title to the Building and Premises.

ARTICLE 10

INSURANCE

10.1    Indemnification and Waiver. Tenant hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises from any cause whatsoever (including, but not limited to, any personal injuries resulting from a slip and fall in, upon or about the Premises) and agrees that Landlord, its partners, subpartners, members, submembers and their respective officers, agents, servants, employees, and independent contractors (collectively, “Landlord Parties”) shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant except to the extent caused by the negligence or willful misconduct of Landlord or a Landlord Party and not insured or required to be insured by Tenant under this Lease. Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all losses, costs, damages, expenses and liabilities, including without limitation court costs and reasonable attorneys’ fees (collectively, “Claims”) incurred in connection with or arising from (A) any cause in, on or about the Premises (including, but not limited to, a slip and fall), (B) any Unauthorized Alterations performed by or for Tenant or any other occupant of the Premises, (C) the negligence or willful misconduct of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents, servants, employees, invitees, guests or licensees of Tenant or any such person, in, on or about the Building, or (D) any violation of any of the requirements, ordinances, statutes, regulations or other laws, including, without limitation, any environmental laws by Tenant or the contractors, agents, servants, employees, invitees, guests or licensees of Tenant, provided that the terms of the foregoing indemnity shall not apply to any Claims (i) to the extent resulting from the negligence or willful misconduct of Landlord and not insured or required to be insured by Tenant under this Lease (collectively, the “Excluded Claims”), (ii) any loss or damage to Landlord’s property to the extent Landlord has waived such loss or damage pursuant to Section 10.5 below, or (iii) any Consequential Damages. In addition, Landlord shall indemnify, defend, protect and hold Tenant and Tenant’s officers, directors, shareholders, agents, employees and independent contractors (collectively, the “Tenant Parties”) harmless from and against all such Excluded Claims, except for (1) any loss or damage to Tenant’s property to the extent Tenant has waived such loss or damage pursuant to Section 10.5 below, and (2) any Consequential Damages. Should Landlord be named as a defendant in any suit brought against Tenant in connection with or arising out of Tenant’s occupancy of the Premises, Tenant shall pay to Landlord its costs and expenses incurred in such suit, including without limitation, its actual professional fees such as reasonable appraisers’, accountants’ and attorneys’ fees. Further, Tenant’s agreement to indemnify Landlord pursuant to this Section 10.1 is not intended and shall not relieve any insurance carrier of its obligations under policies required to be carried by Tenant pursuant to the provisions of this Lease, to the extent such policies cover the matters subject to Tenant’s indemnification obligations; nor shall they supersede any inconsistent agreement of the parties set forth in any other provision of this Lease. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination. Notwithstanding anything to the contrary contained in this

Lease, neither Landlord nor the Landlord Parties shall be liable under any circumstances for any Consequential Damages. Notwithstanding anything to the contrary contained in this Lease, nothing in this Lease shall impose any obligations on Tenant or Landlord to be responsible or liable for, and each hereby releases the other from all liability for, Consequential Damages other than those Consequential Damages incurred by Landlord in connection with a holdover of the Premises by Tenant after the expiration or earlier termination of this Lease and/or any damages recoverable by Landlord pursuant to Sections 19.2.1(iii) and (iv) below and/or Section 1951.2 of the California Civil Code following a default by Tenant under this Lease.

10.2    Landlord’s Fire and Casualty Insurance.

10.2.1    In General. Landlord shall insure the Building during the Lease Term against loss or damage due to fire and other casualties covered within the classification of fire and extended coverage, vandalism coverage and malicious mischief, sprinkler leakage, water damage and special extended coverage. Such coverage shall be in such amounts (with commercially reasonable deductibles), from such companies, and on other terms and conditions, as Landlord may from time to time reasonably determine, provided that to the extent consistent with the practices of landlords of Comparable Buildings, such coverage shall be for the full replacement of the Buildings in compliance with all then existing Applicable Laws. Additionally, at the sole option of Landlord, such insurance coverage may include the risks of earthquakes and/or flood damage and additional hazards, a rental loss endorsement and one or more loss payee endorsements in favor of the holders of any mortgages or deeds of trust encumbering the interest of Landlord in the Building or the ground or underlying lessors of the Building or any portion thereof) in which case, for the purposes of Section 4.1 of this Lease, the premium related to the increased coverage, if not already included in the Base Year, shall be treated as a New Category as defined in Section 4.2.4 of this Lease.

10.2.2    Tenant’s Compliance With Landlord’s Fire and Casualty Insurance. Tenant shall, at Tenant’s expense, comply with all reasonable insurance company requirements pertaining to the use of the Premises. If Tenant’s conduct or use of the Premises (for other than general office use) causes any increase in the premium for such insurance policies then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

10.3    Tenant’s Insurance. Tenant shall maintain the following coverages in the following amounts.

10.3.1    Commercial General Liability Insurance covering the insured against claims of bodily injury, personal injury and property damage (including loss of use thereat) arising out of Tenant’s operations, and contractual liabilities (covering the performance by Tenant of its indemnity agreements) including a Broad Form endorsement covering the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements set forth in Section 10.1 of this Lease, for limits of liability not less than:

Bodily Injury and Property Damage Liability	$2,000,000 each occurrence $2,000,000 annual aggregate

Personal Injury Liability	$2,000,000 each occurrence $2,000,000 annual aggregate 0% Insured’s participation

10.3.2    Physical Damage Insurance covering (i) the Furniture and all other office furniture, business and trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant, (ii) any tenant improvements which exist in the Premises as of the Lease Commencement Date (excluding the Base Building) (the “Original Improvements”), and (iii) all other improvements, alterations and additions to the Premises. Such insurance shall be written on an “all risks” of physical loss or damage basis, for the full replacement cost value (subject to reasonable deductible amounts) new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include coverage for damage or other loss caused by fire or other peril including, but not limited to, vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, and explosion, and providing business interruption coverage for a period of six (6) months. Notwithstanding the foregoing, in the event any loss is incurred by Tenant in connection with the Premises, Tenant shall first seek recovery for such loss from Tenant’s insurance carrier before filing a claim for recovery with Landlord and/or Landlord’s insurance carrier. Tenant acknowledges that Landlord does not maintain insurance to cover the loss of personal property damage by tenant. Tenant agrees that Landlord is not liable for these occurrences, even resulting from Landlord’s negligence, and Tenant shall look solely to Tenant’s insurance policy for any such losses sustained by Tenant.

10.3.3    Worker’s Compensation and Employer’s Liability or other similar insurance pursuant to all applicable state and local statutes and regulations, and Employer’s Liability or other similar insurance pursuant to all applicable state and local statutes and regulations, with limits not less than One Millions and No/100 Dollars ($1,000,000.00).

10.3.4    Comprehensive Automobile Liability Insurance covering all owned, hired, or non-owned vehicles with the following limits of liability: One Million Dollars ($1,000,000.00) combined single limit for bodily injury and property damage.

10.4    Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall, by endorsement, (i) name Landlord, and any other party the Landlord so specifies, as an additional insured, including Landlord’s managing agent, if any; (ii) specifically cover the liability assumed by Tenant under this Lease, including, but not limited to, Tenant’s obligations under Section 10.1 of this Lease; (iii) be issued by an insurance company having a rating of not less than A-VIII in Best’s Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the State of California; (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; (v) be in form and content reasonably acceptable to Landlord; and (vi) contain a cross-liability endorsement or severability of interest clause acceptable to Landlord, (vii) provide that said insurance shall not be canceled or coverage changed unless thirty (30) days’ prior written notice shall have been given to Landlord and any mortgagee of Landlord, the identity of whom has been provided to Tenant in writing; provided, however, that if Tenant’s insurance carrier will not provide such notice to Landlord, then Tenant must provide such written notice to Landlord within the time frame set forth above. Tenant shall deliver said policy or policies or certificates thereof to Landlord on or before the Lease Commencement Date and at least ten (10) days before the expiration dates thereof. In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificate, Landlord may, at its option, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord within thirty (30) days after delivery to Tenant of bills therefor.

10.5    Subrogation. Landlord and Tenant intend that their respective property loss risks shall be borne by reasonable insurance carriers to the extent above provided, and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such coverage is agreed to be provided hereunder, regardless of whether such property loss was caused by the negligence of Landlord or Tenant and their respective agents, employees, contractors and/or invitees. Notwithstanding anything to the contrary in this Lease, the parties each hereby waive all rights and claims against each other for such losses, and waive all rights of subrogation of their respective insurers, provided such waiver of subrogation shall not affect the right to the insured to recover thereunder. The parties agree that their respective insurance policies are now, or shall be, endorsed such that the waiver of subrogation shall not affect the right of the insured to recover thereunder, so long as no material additional premium is charged therefor. If either party fails to carry the amounts and types of insurance required to be carried pursuant to the TCCs of this Lease, such failure shall be deemed to be a breach of this Lease and in addition to any remedies the other party may have under this Lease, such failure shall be deemed to be a covenant and agreement by such party in breach to self-insure with respect to the type and amount of insurance which such party so failed to carry, with full waiver of subrogation with respect thereto. The waiver of subrogation under this paragraph shall not apply to damage resulting from intentional and unauthorized alterations by the Tenant.

10.6    Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord; provided, however, that in no event shall (i) Tenant receive notice of an increased amount or new type of insurance more than once during the Lease Term, and (ii) such increased coverage be in excess of that required by landlords of the Comparable Buildings for tenants leasing comparable-sized space to the Premises in such Comparable Buildings.

ARTICLE 11

DAMAGE AND DESTRUCTION

11.1    Repair of Damage to Premises by Landlord. Tenant shall promptly notify Landlord in writing of any damage to the Premises resulting from fire or any other casualty of which Tenant is aware. If the Premises or any Common Areas serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall make commercially reasonable efforts, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 11, to restore the Base Building and such Common Areas. Such restoration shall be to substantially the same condition of the Base Building and the Common Areas prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Building or any other modifications to the Common Areas reasonably deemed desirable by Landlord, provided that access to the Premises and any common restrooms serving the Premises shall not be materially impaired. Upon the occurrence of any damage to the Premises, Tenant shall, at its sole cost and expense, promptly repair any injury or damage to the Original Improvements (excluding the Base Building) and any other tenant improvements installed in the Premises and shall return such Original Improvements (and any other tenant improvements) to their original condition. Prior to the commencement of construction, Tenant shall submit to Landlord, for Landlord’s review and approval, all plans, specifications and working drawings relating to such Original Improvements and/or tenant improvements and the name of the general contractor performing any such repairs for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or Common Areas necessary to Tenant’s occupancy, and the Premises are not occupied by Tenant as a result thereof, then during the time and to the extent the Premises are unfit for occupancy, the Rent shall be abated in proportion to the ratio that the amount of rentable square feet of the Premises which is unfit for occupancy for the purposes permitted under this Lease bears to the total rentable square feet of the Premises (provided, however, to the extent Tenant is performing the repairs to the Original Improvements and any other tenant improvements, Rent shall be abated until the date which is reasonably determined by Landlord to be the date Tenant should have completed repairs to the Premises assuming Tenant used reasonable due diligence in connection therewith); provided, further, however, that if the damage or destruction is due to the gross negligence or willful misconduct of Tenant or any of its agents, employees, contractors, invitees or guests, Tenant shall be responsible for any reasonable, applicable insurance deductible (which shall be payable to Landlord upon demand) and there shall be no rent abatement. Subject to this Section 11.1, if at any time during the last twelve months (12) months of the Lease Term there is substantial damage to the Premises and such damage materially affects Tenant’s use of the Premises, either party may at its option cancel and terminate this Lease as of the date of the occurrence of such damage by giving written notice to the other party of its election to do so within thirty (30) days after the date of occurrence of such damage.

11.2    Landlord’s Option to Repair. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises and/or Building, and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after the date of discovery of the damage, such notice to include a termination date giving Tenant sixty (60) days to vacate the Premises, but Landlord may so elect only if the Building shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) in Landlord’s reasonable judgment, repairs required to be made by Landlord and/or Tenant cannot reasonably be completed within one hundred eighty (180) days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Building or ground lessor with respect to the Building shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground lease, as the case may be; (iii) the damage is not fully covered by Landlord’s insurance policies (provided the deductible is taken into account in determining the full extent of the insurance proceeds available with respect to the casualty); (iv) Landlord decides to rebuild the Building or Common Areas so that they will be substantially different structurally or architecturally; (v) the damage occurs during the last twelve (12) months of the Lease Term; or (vi) any owner of any other portion of the Building, other than Landlord, does not intend to repair the damage to such portion of the Building; provided, however, Landlord shall only have the right to terminate this Lease with respect to any damage that does not pertain to the Premises but only to other areas of the Building if Landlord concurrently terminates the leases of all other tenants in the Building which leases contain similar termination rights in favor of Landlord as provided herein. Notwithstanding the provisions of this Section 11.2, Tenant shall have the right to terminate this Lease under this Section 11.2 only if each of the following conditions is satisfied: (a) the damage to the Building by fire or other casualty was not caused by the gross negligence or intentional act of Tenant or its partners or subpartners and their respective officers, agents, servants, employees, and independent contractors; (b) as a result of the damage, Tenant cannot reasonably conduct business from the Premises or a material part thereof; and (c) as a result of the damage to the Building, Tenant does not occupy or use the Premises at all. If this Lease is terminated pursuant to this Article 11, all Rent payable hereunder shall be apportioned and paid to the date of the occurrence of such damage.

11.3    Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises or the Building, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises or the Building.

ARTICLE 12

NONWAIVER

No waiver of any provision of this Lease shall be implied by any failure of Landlord to enforce any remedy on account of the violation of such provision, even if such violation shall continue or be repeated subsequently. Any waiver by Landlord or Tenant of any provision of this Lease may only be in writing, and no express waiver shall affect any provision other than the one specified in such waiver and that one only for the time and in the manner specifically stated. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord’s right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the full amount due. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

ARTICLE 13

CONDEMNATION

If the whole or any part of the Premises or Building shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises or Building, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. If more than twenty-five percent (25%) of the rentable square feet of the Premises is taken, or if access to the Premises or the Building is substantially impaired, in each case for a period in excess of one hundred eighty (180) days, Tenant shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claims do not diminish the award available to Landlord, its ground lessor with respect to the Building or its mortgagee, and such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure. Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1    Transfers. Tenant shall not, without the prior written consent of Landlord (which consent shall be given or not given in accordance with Section 14.2 below), assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment, or other transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or enter into any license or concession agreements or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant and its employees and contractors (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant desires Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer and the consideration therefor, including calculation of the “Transfer Premium”, as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, business credit and personal references and history of the proposed Transferee and any other information reasonably required by Landlord which will enable Landlord to dete1mine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space, and (v) an executed estoppel certificate from Tenant in the form attached hereto as Exhibit E. Any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a default by Tenant under this Lease. Whether or not Landlord consents to any proposed Transfer, Tenant shall pay Landlord’s review and processing fees in an amount not to exceed $500.00 per proposed Transfer, as well as any reasonable legal fees (not to exceed $2,000.00 per proposed Transfer) incurred by Landlord, within thirty (30) days after written request by Landlord.

14.2    Landlord’s Consent. Landlord shall not unreasonably withhold, condition or delay its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any Applicable Law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply: (i) the Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building as determined by Landlord in its reasonable discretion; (ii) the Transferee intends to use the Subject Space for purposes which are not permitted under this Lease; (iii) the Transferee is either a governmental agency or instrumentality thereof; (iv) the Transferee is not a party of “reasonable financial worth and/or financial stability” (as defined in this Section 14.2, below) in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested; (v) the proposed Transfer would cause a violation of another lease for space in the Building, or would give an occupant of the Building a right to cancel its lease (vi) the Transfer provides for a rental or other payment for the use, occupancy or utilization of the Subject Space based in whole or in part on the income or profits derived by any person or entity from the Subject Space (other than an amount based on a fixed percentage or percentages of gross receipts or sales); or (vii) either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, (a) occupies space in the Building at the time of the request for consent and Landlord is then offering comparable space in the Building for Lease, or (b) is negotiating with Landlord or has negotiated with Landlord to lease space in the Building within the last ninety (90) days and Landlord is then offering comparable space in the Building for Lease (as used in this Section 14.2, “comparable space” shall mean space available on any floor of the Building that is approximately the same size as the Subject Space within four (4) months, in the aggregate, of the proposed commencement of the proposed sublease or assignment). Landlord shall respond to Tenant’s request for consent within thirty (30) days after receipt of Tenant’s Transfer Notice and any other documents or information reasonably requested by Landlord, and any attempted assignment, transfer, mortgage, encumbrance or subletting without such consent shall be void and shall constitute a material breach of, and default under, this Lease, without the requirement for notice to Tenant. For purposes of this Section 14.2, “reasonable financial worth and/or financial stability” shall mean a net worth for the last two (2) consecutive fiscal years that is equal to five (5) times the annual Rent obligation payable by Tenant.

14.2.1    If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may within six (6) months after Landlord’s consent, but not later than the expiration of said six-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same TCCs as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the TCCs from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, or (ii) which would cause the proposed Transfer to be more favorable to the Transferee than the terms set forth in Tenant’s original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord’s right of recapture, if any, under Section 14.4 of this Lease). Notwithstanding anything to the contrary contained in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld, conditioned or delayed its consent under Section 14.2 or otherwise has breached or acted unreasonably under this Article 14, their sole remedies shall be a declaratory judgment and an injunction for the relief sought without any monetary damages, and Tenant hereby waives all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all Applicable Laws, on behalf of the proposed Transferee. Tenant shall indemnify, defend and hold harmless Landlord from any and all liability, losses, claims, damages, costs, expenses, causes of action and proceedings involving any third party or parties (including without limitation Tenant’s proposed subtenant or assignee) who claim they were damaged by Landlord’s wrongful withholding or conditioning of Landlord’s consent. In connection with Landlord’s approval of any proposed Transfer, Tenant shall execute the consent form reasonably required by Landlord in the form attached hereto as Exhibit F. If Tenant claims that Landlord has unreasonably withheld or delayed its consent, Tenant must provide five (5) days written notice of Tenant’s grounds for its claim and Landlord shall have an additional five days thereafter to consent or withhold its consent.

14.3    Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any Transfer Premium (as that term is defined in this Section 14.3), received by Tenant from such Transferee. “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such Transferee in connection with the Transfer in excess of the Rent and Additional Rent payable by Tenant under this Lease during the term of the Transfer on a per rentable square foot basis if less than all of the Premises is transferred, after first deducting the amortized portion (total amortized over the term of the Transfer) of the reasonable expenses incurred by Tenant for (i) any changes, alterations and improvements to the Premises in connection with the Transfer, (ii) any free base rent and other economic concessions reasonably provided to the Transferee, and (iii) any brokerage commissions and reasonable legal fees and costs in connection with the Transfer (collectively, the “Transfer Concessions”). “Transfer Premium” shall also include, but not be limited to, key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer. The determination of the amount of Landlord’s applicable share of the Transfer Premium shall be made on a monthly basis as rent or other consideration is received by Tenant under the Transfer.

14.4    Landlord’s Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14, in the event that Tenant contemplates a Transfer for seventy-five percent (75%) or more of the Premises for substantially the remainder of the Lease Term, then Tenant shall give Landlord notice (the “Intention to Transfer Notice”) of such contemplated Transfer (whether or not the contemplated Transferee or the terms of such contemplated Transfer have been determined). The Intention to Transfer Notice shall specify the portion of and amount of rentable square feet of the Premises which Tenant intends to Transfer (the “Contemplated Transfer Space”), the contemplated date of commencement of the contemplated Transfer (the “Contemplated Effective Date”), and the contemplated length of the term of such contemplated Transfer, and shall specify that such Intention to Transfer Notice is delivered to Landlord pursuant to the terms of this Section 14.4 in order to allow Landlord to elect to recapture the Contemplated Transfer Space for the term set forth in the Intention to Transfer Notice. Thereafter, Landlord shall have the option, in connection with such contemplated Transfer and all subsequent transfers, by giving written notice to Tenant (“Landlord’s Recapture Notice”) within fifteen (15) days after receipt of the Intention to Transfer Notice, to recapture the Contemplated Transfer Space for a period to commence on the Contemplated Effective Date and to continue until the last day of the term of the contemplated Transfer as set forth in the Intention to Transfer Notice (the “Recapture Term”), and during the Recapture Term, this Lease shall terminate with respect to the Contemplated Transfer Space; provided, however, if Tenant notifies Landlord within ten (10) days after its receipt of Landlord’s Recapture Notice that Tenant revokes Tenant’s Intention to Transfer Notice, such recapture and termination by Landlord in Landlord’s Recapture Notice shall be ineffective, but Tenant shall not be entitled to proceed with the contemplated Transfer which was the subject of Tenant’s original Intention to Transfer Notice, and Tenant shall again be required to submit a new Intention to Transfer Notice to Landlord with respect to any contemplated Transfer, as provided above in this Section 14.4. In the event of a recapture by Landlord, if this Lease shall be terminated with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. If Landlord declines, or fails to elect in a timely manner to recapture the Contemplated Transfer Space under this Section 14.4 within such fifteen (15) day period, then, provided Landlord has consented to the proposed Transfer, Tenant shall be entitled to proceed to transfer the Contemplated Transfer Space to the proposed Transferee, and Landlord shall not have any right to recapture the Contemplated Transfer Space with respect to any Transfer thereof consummated during the six (6) month period of time (the “Six Month Period”) which commences on the expiration of such fifteen (15) day period; provided, however, that any such Transfer shall be subject to all of the other terms of this Article 14. If such a Transfer is not so consummated within the Six Month Period (or if a Transfer is so consummated, then upon the expiration of the term of any Transfer of such Contemplated Transfer Space consummated within such Six Month Period), Tenant shall again be required to submit a new Intention to Transfer Notice to Landlord with respect to any contemplated Transfer, as provided above in this Section 14.4.

14.5    Effect of Transfer. If Landlord consents to a Transfer, (i) the TCCs of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish upon Landlord’s request a complete statement, certified by an independent certified public accountant, or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of the Lease from any liability under this Lease, including, without limitation, in connection with the Subject Space. In no event shall any Transferee assign, sublease or otherwise encumber its interest in this Lease or further sublet any portion of the Subject Space, or otherwise suffer or permit any portion of the Subject Space to be used or occupied by others. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof, subject to Landlord’s execution of a commercially reasonable confidentiality agreement with respect to the information contained therein. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than five percent (5%), Tenant shall pay Landlord’s costs of such audit.

14.6    Additional Transfers. For purposes of this Lease, the term “Transfer” shall also include (i) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of fifty percent (50%) or more of the partners, or transfer of fifty percent (50%) or more of partnership interests, within a twelve (12)-month period, or the dissolution of the partnership without immediate reconstitution thereof, and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant or (B) the sale or other transfer of an aggregate of fifty percent (50%) or more of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period, or (C) the sale, mortgage, hypothecation or pledge of an aggregate of fifty percent (50%) or more of the value of the unencumbered assets of Tenant within a twelve (12)-month period. The limitations in this Article 14 (including, without limitation, this Section 14.6) shall also not apply to the infusion of additional equity capital in Tenant or an initial public offering of equity securities of Tenant under the Securities Act of 1933, as amended, which results in Tenant’s stock being traded on a national or regional securities exchange, including, but not limited to, the NYSE, the NASDAQ Stock Market or the NASDAQ Small Cap Market System. Notwithstanding anything to the contrary in this Lease, the transfer of outstanding capital stock or other listed equity interests, or the purchase of outstanding capital stock or other listed equity interests, or the purchase of equity interests issued in an initial public offering of stock, by persons or parties other than “insiders” within the meaning of the Securities Exchange Act of 1934, as amended, through the “over-the-counter” market or any recognized national or international securities exchange shall not be included in determining whether control has been transferred.

14.7    Occurrence of Default. Any Transfer hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any Transfer, Landlord shall have the right to: (i) treat such Transfer as canceled and repossess the Subject Space by any lawful means, or (ii) require that such Transferee attorn to and recognize Landlord as its landlord under any such Transfer. If Tenant shall be in default under this Lease (beyond any applicable notice and cure period), Landlord is hereby irrevocably authorized, as Tenant’s agent and attorney-in-fact, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such default is cured. Such Transferee shall rely on any representation by Landlord that Tenant is in default hereunder, without any need for confirmation thereof by Tenant. Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease. No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing. In no event shall Landlord’s enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord’s right to enforce any term of this Lease against Tenant or any other person. If Tenant’s obligations hereunder have been guaranteed, Landlord’s consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.

14.8    Non-Transfers. Notwithstanding anything to the contrary contained in this Article 14, but subject to the terms and provisions of this Section 14.8, (i) an assignment to a transferee or purchaser of all or substantially all of the assets of or a majority of stock or membership interests of Tenant through a purchase, merger, consolidation or reorganization of Tenant by or with another entity (whether such acquisition takes the form of an asset sale, a stock sale or a combination thereof), (ii) an assignment of the Premises to a transferee which is the resulting entity of a merger or consolidation of Tenant with another entity, (iii) an assignment or subletting of all or a portion of the Premises to an affiliate of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant) (each, an “Affiliate”), or (iv) a sale of corporate shares of capital stock in Tenant in connection with an initial public offering of Tenant’s stock on a nationally-recognized stock exchange, shall not be deemed a Transfer under this Article 14, provided that (A) Tenant notifies Landlord of any such assignment or sublease and promptly supplies Landlord with any documents or information requested by Landlord regarding such assignment or sublease or such affiliate, (B) such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease, (C) the applicable transferee shall have “reasonable financial worth and/or financial stability” (as defined in Section 14.2 above) immediately after the effective date of the assignment or sublease, and shall continue to use the Premises for the Permitted Use, and (D) any such assignment or sublease shall be subject to the terms and provisions of Section 14.5 of this Lease above (but excluding subpart (iv) thereof) and the transferee shall assume, in a written document reasonably satisfactory to Landlord and delivered to Landlord prior to the effective date of such assignment, all obligations of Tenant under this Lease. “Control,” as used in this Section 14.8, shall mean the ownership, directly or indirectly, of at least fifty-one percent (51%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of at least fifty-one percent (51%) of the voting interest in, any person or entity.

ARTICLE 15

SURRENDER OF PREMISES; OWNERSHIP AND REMOVAL OF TRADE FIXTURES

15.1    Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been terminated under applicable laws; provided, however, while not constituting a surrender, the foregoing shall constitute any abandonment of the Premises by Tenant. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such sublessees or subtenancies.

15.2    Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear, casualty and repairs which are specifically made the responsibility of Landlord hereunder excepted. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture (including the Furniture), equipment, business and trade fixtures, free-standing cabinets, movable partitions cabling installed at or by the request of Tenant that is not contained in protective conduit or metal raceway (unless Landlord, in Landlord’s sole discretion, elects to keep such cabling as Landlord’s property) and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal.

ARTICLE 16

HOLDING OVER

If Tenant holds over after the expiration of the Lease Term or earlier termination thereof, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Base Rent shall be payable at a monthly rate equal to the product of (i) the Base Rent applicable during the last rental period of the Lease Term under this Lease, and (ii) a percentage equal to one hundred fifty percent (150%). Such month-to-month tenancy shall be subject to every other applicable term, covenant and agreement contained herein. For purposes of this Article 16, a holding over shall include (A) Tenant’s remaining in the Premises after the expiration or earlier termination of the Lease Term, and/or (B) Tenant’s failure to remove any Alterations located within the Premises and return the affected portion of the Premises to a Building standard tenant improved condition, as required pursuant to the terms of Section 8.5 of this Lease. Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. Notwithstanding anything else in this paragraph, if Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, compensate, indemnify and hold Landlord harmless from all loss, lost rents, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom; provided, however, following Landlord’s execution of a third-party lease which affects the Premises, Landlord shall deliver written notice (the “New Lease Notice”) of such lease to Tenant and the terms of the foregoing indemnity shall not be effective until the later of (x) the date that occurs thirty (30) days following the date Landlord delivers such New Lease Notice to Tenant, or (y) the date such holdover commences.

ARTICLE 17

ESTOPPEL CERTIFICATES

Within ten (10) business days following delivery by Landlord of a request in writing by Landlord, Tenant shall execute and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be (at Landlord’s election) (i) substantially in the form of Exhibit E, attached hereto (ii) in the applicable then-most current AIREA form (with tenant also indicating any amounts owed by Landlord to Tenant, or (iii) such other form as may be reasonably required by any prospective mortgagee or purchaser of the Building, or any portion thereof, indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord’s mortgagee or prospective mortgagee. Any such certificate may be relied upon by any prospective mortgagee or purchaser of all or any portion of the Building. Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes, At any time during the Lease Term, but not more than one (1) time per calendar year, Landlord may require Tenant to provide Landlord with a current financial statement and financial statements of the two (2) years prior to the current financial statement year and such commercially reasonable supporting documentation as Landlord may reasonably request. At Tenant’s request, Landlord, as a condition to Tenant’s disclosure of its financial statements upon any such request, shall enter into a commercially reasonable confidentiality agreement with Tenant, which agreement is reasonably acceptable to Landlord and covers the non-public financial information disclosed by Tenant. Failure of Tenant to timely execute and deliver such estoppel certificate or other instruments within five (5) days after a second (2nd) written notice from Landlord shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception.

ARTICLE 18

SUBORDINATION

This Lease shall be subject and subordinate to all present and future ground or underlying leases of the Building and to the lien of any mortgage, trust deed or other encumbrances now or hereafter in force against the Building or any part thereof, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages, trust deeds or other encumbrances, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof (or if any ground lease is terminated), to attorn, without any deductions or set-offs whatsoever, to the lienholder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof (or to the ground lessor), if so requested to do so by such purchaser or lienholder or ground lessor, and to recognize such purchaser or lienholder or ground lessor as the lessor under this Lease, provided such lienholder or purchaser or ground lessor shall agree to accept this Lease and not disturb Tenant’s occupancy, so long as Tenant timely pays the rent and observes and performs the TCCs of this Lease to be observed and performed by Tenant (including taking into account applicable notice and cure periods). Landlord’s interest herein may be assigned as security at any time to any lienholder. Tenant shall, within ten (10) business days of request by Landlord, execute such further instruments or assurances or commercially reasonable provisions as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases or other commercially reasonable requirements of lienholder. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale. Tenant agrees that the lienholders holding any security device shall have no duty, liability, or obligation to perform any of the obligations of Landlord under this Lease, but that in the event of Landlord’s default with respect to any such obligation, Tenant will give any lienholder whose name and address have been furnished to Tenant in writing for such purpose, notice of Landlord’s default and allow such lienholder thirty (30) days following receipt of such notice or within such longer period of time as may be reasonably necessary for the cure of said default before invoking any remedies Tenant may have by reason thereof. Upon written request from Tenant, Landlord shall use commercially reasonable efforts to request an SNDA from Landlord’s existing lender.

ARTICLE 19

DEFAULTS; REMEDIES

19.1    Events of Default. The occurrence of any of the following shall constitute a default of this Lease by Tenant:

19.1.1    Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease or the failure to deliver any letter of credit or insurance certificates and endorsements required by this Lease, or any part thereof, within five (5) days after Tenant’s receipt of written notice of delinquency from Landlord; provided, however, that if Landlord has given Tenant two (2) such delinquency notices in the preceding twelve (12) month period, then Tenant’s subsequent failure to pay any Rent or other charge when due shall constitute a default under this Lease without requirement of any notice or cure period; provided further, however, that any such notice given pursuant to this Section 19.1.1 shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any similar or successor law; or

19.1.2    Except where a specific time period is otherwise set forth for Tenant’s performance in this Lease, in which event the failure to perform by Tenant within such time period shall be a default by Tenant under this Section 19.1.2, any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default but in no event exceeding a period of time in excess of ninety (90) days after written notice thereof from Landlord to Tenant; or

19.1.3    To the extent permitted by law, a general assignment by Tenant or any guarantor of this Lease for the benefit of creditors, or the taking of any corporate action in furtherance of bankruptcy or dissolution whether or not there exists any proceeding under an insolvency or bankruptcy law, or the filing by or against Tenant or any guarantor of any proceeding under an insolvency or bankruptcy law, unless in the case of a proceeding filed against Tenant or any guarantor the same is dismissed within sixty (60) days, or the appointment of a trustee or receiver to take possession of all or substantially all of the assets of Tenant or any guarantor, unless possession is restored to Tenant or such guarantor within thirty (30) days, or any execution or other judicially authorized seizure of all or substantially all of Tenant’s assets located upon the Premises or of Tenant’s interest in this Lease, unless such seizure is discharged within thirty (30) days; or

19.1.4    Abandonment of the Premises by Tenant; or

19.1.5    The failure by Tenant to observe or perform according to the provisions of Articles 5, 8, 10, 14, 17, and/or 18 of this Lease where such failure continues for more than five (5) business days after notice from Landlord; or

19.1.6    The discovery by Landlord that any financial statement or credit information provided to Landlord by Tenant, Tenant’s successors-in-interest, or any guarantor of Tenant’s obligation hereunder, was intentionally materially false; or

19.1.7    The performance of any Unauthorized Alteration, which notwithstanding any contrary provision of this Lease may, in Landlord’s sole and absolute discretion, be deemed (and treated as) a non-curable default by Tenant.

The foregoing notice periods (to the extent provided herein) are in lieu of, and not in addition to, any notice periods provided by law.

19.2    Remedies Upon Default. Upon the occurrence of any event of default by Tenant and the expiration of any applicable cure period, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate, nonexclusive and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

19.2.1    Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim for damages therefor; and Landlord may recover from Tenant the following:

(i)    The worth at the time of award of the unpaid rent which has been earned at the time of such termination; plus

(ii)    The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii)    The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iv)    Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(v)    At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Applicable Law.

(vi)    In the event that the Landlord is required to mitigate damages pursuant to California Code of Civil Procedure section 1951.2 or otherwise, the parties agree that such mitigation shall be satisfied by, among other efforts, Landlord using the services of broker with over five years’ experience in leasing West SOMA office space to lease and market the space for the remaining term at a rent as reasonably determined by said broker. Landlord may also market the space for a longer or shorter term or as part of a larger space at the market rent in Landlord’s reasonable judgment. This paragraph shall not preclude the Landlord from leasing and marketing the space itself to mitigate damages. The above notwithstanding, it shall be considered reasonable for Landlord to offer the Premises for lease solely for the period of time through what would have been the Lease Expiration Date had the lease not been terminated earlier and Landlord shall have no obligation to offer the Premises for lease for any period of time beyond such date. Additionally, Landlord’s failure to offer the Premises for such a longer period shall not be admissible for purposes of claiming that Landlord did not seek to reasonably mitigate its damages.

The term “rent” as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 19.2.1(i) and (ii), above, the “worth at the time of award” shall be computed by allowing interest at the “Interest Rate,” as that term is defined in Section 25, below, but in no case greater than the maximum amount of such interest permitted by law. As used in Section 19.2.1(iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2    In the event that Tenant’s right of possession of the Premises is terminated prior to the end of the initial Lease Term by reason of default, legal process, abandonment, or any other reason other than mutual agreement of the parties, then immediately upon such termination, an amount shall be due and payable by Tenant to Landlord, which amount shall equal: the unamortized portion, as of the effective date of such termination, (which amortization shall be based on the initial Lease Term (as opposed to any Option Terms) and shall be calculated using an interest rate of ten (10%) percent per annum) of the sum of (i) the value of any free, abated, or delayed Base Rent (i.e., the Base Rent stated in this Lease to be abated as an inducement to Tenant’s entering into this Lease), and (ii) the amount of all commissions paid by Landlord in order to procure this Lease and all cash paid or other bonus inducement made to or on behalf of Tenant to enter the Lease.

19.2.3    Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.2.4    Landlord may, but shall not be obligated to, make any such payment or perform or otherwise cure any such obligation, provision, covenant or condition on Tenant’s part to be observed or performed (and may enter the Premises for such purposes). In the event of Tenant’s failure to perform any of its obligations or covenants under this Lease, and such failure to pe1fonn poses a material risk of injury or harm to persons or damage to or loss of property, then Landlord shall have the right to cure or otherwise perform such covenant or obligation at any time after such failure to perform by Tenant, whether or not any such notice or cure period set forth in Section 19.1 above has expired. Any such actions undertaken by Landlord pursuant to the foregoing provisions of this Section 19.2.4 shall not be deemed a waiver of Landlord’s rights and remedies as a result of Tenant’s failure to perform and shall not release Tenant from any of its obligations under this Lease.

19.2.5    In the event of an unauthorized alteration or removal by Tenant pursuant to Article 8, in addition to any other remedy, Tenant, at Landlord’s option, shall pay to Landlord within five days of demand, the cost, in Landlord’s reasonable judgment, to restore such alterations or removals (including the lost rent required to design, permit, and construct such restoration as well as all administrative costs).

19.2.6    Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1, 19.2.2, 19.2.3, 19.2.4 and 19.2.5 above, or any law or other provision of this Lease), without prior demand or notice except as required by applicable law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

19.2.7    In the event of a default, Tenant hereby waives the right to claim restitution with respect to the value of improvements made by Tenant to the Premises.

19.3    Subleases of Tenant. Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.4    Payment by Tenant. Tenant shall pay to Landlord, within ten (10) days after delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with Landlord’s performance or cure of any of Tenant’s obligations pursuant to the provisions of Section 19.2.4 above; and (ii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so expended arising from a default by Tenant under this Lease beyond any applicable notice and cure periods. Tenant’s obligations under this Section 19.4 shall survive the expiration or sooner termination of the Lease Term.

19.5    Efforts to Relet. No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord’s interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant. Tenant hereby irrevocab1y waives any right otherwise available under any law to redeem or reinstate this Lease.

19.6    Landlord Default. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall not be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease unless Landlord fails to perform such obligation within thirty (30) days after the receipt of notice from Tenant specifying in detail Landlord’s failure to perform; provided, however, if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it shall commence such performance within such thirty (30) day period and thereafter make commercially reasonable efforts to pursue the same to completion. Upon any such default by Landlord under this Lease, Tenant may, except as otherwise specifically provided in this Lease to the contrary, exercise any of its rights provided at law or in equity. FAILURE TO PROVIDE THE REQUISITE NOTICE AND CURE PERIOD BY TENANT UNDER THIS PARAGRAPH SHALL BE AN ABSOLUTE DEFENSE BY LANDLORD AGAINST ANY CLAIMS FOR FAILURE TO PERFORM ANY OF ITS OBLIGATIONS.

ARTICLE 20

COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.

ARTICLE 21

SECURITY DEPOSIT

21.1    Security Deposit. Concurrently with Tenant’s execution of this Lease, Tenant shall deposit with Landlord a security deposit (the “Security Deposit”) in the amount set forth in Section 8 of the Summary in certified or official bank check, as security for the faithful performance by Tenant of all of its obligations under this Lease. If Tenant defaults with respect to any provisions of this Lease (after the expiration of any applicable notice and cure period), including, but not limited to, the provisions relating to the payment of Rent, the removal of property and the repair of resultant damage, without any additional notice to Tenant, Landlord may, but shall not be required to apply all or any part of the Security Deposit for the payment of any Rent or any other sum in default (including, without limitation, the payment of any future rent damages attributable to an early termination of this Lease (specifically including, but in no event limited to, any future rent damages applicable under Section 1951.2 of the California Civil Code or any successor statute)) or for the payment of any amount that Landlord may reasonably spend or may become obligated to spend by reason of Tenant’s default, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant’s default and Tenant shall, upon demand therefor, restore the Security Deposit to its original amount. Any unapplied portion of the Security Deposit shall be returned to Tenant, or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder, within sixty (60) days following the expiration of the Lease Term. Tenant shall not be entitled to any interest on the Security Deposit. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, or any successor statute. No part of the Security Deposit shall be considered to be held in trust or to be prepayment for any monies to be paid by Tenant under this Lease.

21.2    Provided that no default shall have occurred by Tenant under this Lease and be continuing (beyond any applicable notice and cure period), (i) on the first (1st) anniversary of the Lease Commencement Date, Landlord shall reduce the Security Deposit to the amount of $93,144.00 (and shall return a portion of the Security Deposit equal to $31,048.00 to Tenant within thirty (30) days thereafter), and (ii) on the second (2nd) anniversary of the Lease Commencement Date, Landlord shall reduce the Security Deposit to the amount of $62,096.00 (and shall return a portion of the Security Deposit equal to $31,048.00 to Tenant within thirty (30) days thereafter). In no event shall the Security Deposit be further reduced to an amount below $62,096.00.

ARTICLE 22

SUBSTITUTION OF OTHER PREMISES

INTENTIONALLY OMITTED.

ARTICLE 23

SIGNS

23.1    In General. Tenant’s identifying signage shall be provided by Landlord, and such signage shall be comparable to that used by Landlord for other similar floors in the Building and shall comply with Landlord’s then-current Building standard signage program. Tenant shall have the right to designate a single name strip to be displayed under Tenant’s entry in the Building directory. Landlord shall pay for the initial installation of such identifying signage and Building directory entry, and any additions, deletions or modifications to such identifying signage and/or Building directory entry shall be at Tenant’s sole expense and subject to the prior written approval of Landlord, in Landlord’s reasonable discretion.

23.2    Prohibited Signage and Other Items. Any signs, notices, logos, pictures, names or advertisements which are installed outside of the Premises or are visible from outside the Premises and that have not been separately approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant. Tenant may not install any signs on the exterior or roof of the Building or the Common Areas. Any signs, window coverings, or blinds (even if the same are located behind the Landlord-approved window coverings for the Building), or other items visible from the exterior of the Premises or Building, shall be subject to the prior approval of Landlord, in its sole discretion.

ARTICLE 24

COMPLIANCE WITH LAW

Tenant shall not do anything or suffer anything to be done in or about the Premises or the Building by Tenant or its agents, employees or contractors which will in any way conflict with any applicable law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated (collectively, the “Applicable Laws”). Tenant shall, at its sole cost and expense, promptly comply with any Applicable Laws to the extent the same relate to: (i) Tenant’s use or manner of use of the Premises or (ii) any Alterations or improvements made by Tenant to the Premises. Subject to the terms of Section 1.1 above and this Article 24, Tenant shall be responsible, at its sole cost and expense, to make all alterations to the Premises as are required to comply with the Applicable Laws. Notwithstanding anything in this Article 24 to the contrary, if any Alterations or improvements made to the Premises by or on behalf of Tenant results in the Base Building and/or the Common Areas not being in compliance with Applicable Laws (including the ADA) for any reason (including, without limitation, the loss of “grandfathered” rights), then to the extent such noncompliance of any of such Base Building and/or Common Areas would otherwise have occurred with respect to the issuance of a building permit for the construction of any ordinary and customary general office use tenant improvements for the Premises at the time such building permit is issued for the Alterations or improvements made to the Premises by or on behalf of Tenant, then Landlord (as part of Operating Expenses) shall correct such non-compliance with respect to the Base Building and/or Common Areas. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant. Landlord shall comply with all Applicable Laws relating to the Base Building (including the Building structure and Building systems located in the Premises and the Building) and the Common Areas, provided that compliance with such Applicable Laws is not the responsibility of Tenant under this Lease, and provided further that Landlord’s failure to comply therewith would prohibit Tenant from obtaining or maintaining a certificate of occupancy for the Premises, or would materially adversely affect the safety of Tenant’s employees or accessibility or create a significant health hazard for Tenant’s employees. Landlord shall be permitted to include in Operating Expenses any costs or expenses incurred by Landlord under this Article 24 to the extent allowable pursuant to the terms and conditions of Section 4.2.4 above to the extent the same relate to Applicable Laws enacted after the Lease Commencement Date.

ARTICLE 25

LATE CHARGES

If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee within five (5) days after said amount is due, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the overdue amount. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within ten (10) days after the date they are due shall bear interest from the date when due until paid at a rate per annum equal to the lesser of (i) the annual “Bank Prime Loan” rate cited in the Federal Reserve Statistical Release Publication G.13(415), published on the first Tuesday of each calendar month (or such other comparable index as Landlord and Tenant shall reasonably agree upon if such rate ceases to be published) plus two (2) percentage points, and (ii) the highest rate permitted by Applicable Law. Tenant shall not be obligated to pay the late charge or interest pursuant to this Article 25 for the first late payment in any twelve (12) month period, provided such payment is not outstanding more than ten (10) days after written notice hereof from Landlord.

ARTICLE 26

LANDLORD’S RIGHT TO CURE DEFAULT

All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent, except to the extent, if any, otherwise expressly provided herein. If Tenant shall fail to perform any obligation under this Lease, and such failure shall continue in excess of the time allowed under Section 19.1.2, above, unless a specific time period is otherwise stated in this Lease, Landlord may, but shall not be obligated to, upon written notice to Tenant, make any such payment or perform any such act on Tenant’s part without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder. Except as may be specifically provided to the contrary in this Lease, upon Tenant’s default that continues after the expiration of applicable notice and cure periods, Tenant shall pay to Landlord, upon delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant’s defaults pursuant to the provisions of this Article 26, above; (ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Article 10 of this Lease; and (iii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so expended. Tenant’s obligations under this Article 26 shall survive the expiration or sooner termination of the Lease Term.

ARTICLE 27

ENTRY BY LANDLORD

Landlord reserves the right at all reasonable times (including during business hours) and upon 24 hours prior written notice to Tenant (except in the case of an emergency) to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, or to current or prospective mortgagees, ground or underlying lessors or insurers or to prospective tenants (provided that unless Tenant is in default beyond applicable notice and cure periods, the showing to prospective tenants shall only be during the last nine (9) months of the Lease Term); (iii) post notices of nonresponsibility; or (iv) alter, improve or repair the Premises or the Building, or for structural alterations, repairs or improvements to the Building or the Building’s systems and equipment. Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at any time to (A) perform services required of Landlord, including janitorial service; (B) take possession due to any breach of this Lease beyond all applicable notice and cure periods in the manner provided herein; and (C) perform any covenants of Tenant which Tenant fails to perform in accordance with Article 26 above. Landlord may make any such entries without the abatement of Rent and may take such reasonable steps as required to accomplish the stated purposes. Subject to Landlord’s indemnification of Tenant set forth in Section 10.1 above), Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant’s vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. No provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise expressly agreed to be performed by Landlord herein. All such entries shall be accomplished as expeditiously as reasonably possible and in a manner so as to cause as little interference to Tenant1s use and occupancy of or access to the Premises as commercially reasonably possible without any requirement for Landlord to employ after-hours or overtime labor.

ARTICLE 28

TENANT PARKING

Tenant shall have the right, but not the obligation, to rent from Landlord, commencing on the Lease Commencement Date, up to, but no more than, the amount of parking passes set forth in Section 9 of the Summary, on a monthly basis throughout the Lease Term, which parking passes shall pertain to the Building parking facility. Tenant hereby notifies Landlord that Tenant elects to rent three (3) reserved parking passes as of the Lease Commencement Date and continuing throughout the Lease Term. In addition, during the Lease Term, upon thirty (30) days’ prior written notice to Landlord, Tenant shall have the right from time to time to rent up to, but no more than, the remaining two (2) reserved parking passes (collectively, the “Unrented Passes”); provided, however, Tenant’s ability to so rent such Unrented Passes shall be subject to availability, as determined by Landlord in Landlord’s sole discretion. Tenant shall pay to Landlord for any parking passes so rented by Tenant pursuant to the provisions of this Article 28 on a monthly basis the prevailing rate charged from time to time at the location of such parking passes. In addition, Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the renting of such parking passes by Tenant or the use of the parking facility by Tenant. Tenant’s continued right to use the parking passes is conditioned upon Tenant abiding by all reasonable rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility where the parking passes are located, including any sticker or other identification system established by Landlord, Tenant’s cooperation in seeing that Tenant’s employees and visitors also comply with such rules and regulations and Tenant not being in default under this Lease beyond the expiration of all applicable notice and cure periods.

Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Building parking facility at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, temporarily close-off or restrict access to the Building parking facility for purposes of permitting or facilitating any such construction, alteration or improvements. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord. The parking passes rented by Tenant pursuant to this Article 28 are provided to Tenant solely for use by Tenant’s own personnel and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval other than to an assignee of this Lease and or subtenant or other occupant of the Premises previously approved (or deemed approved) in accordance with Article 14 of this Lease by Landlord. Tenant may validate visitor parking by such method or methods as Landlord may establish, at the validation rate from time to time generally applicable to visitor parking. Landlord shall have no obligation to monitor the use of such parking facility, nor shall Landlord be responsible for any loss or damage to any vehicle or other property or for any injury to any person. Tenant’s parking passes shall be used only for parking of automobiles no larger than full size passenger automobiles, sport utility vehicles or pick-up trucks only during the hours that Tenant and/or its personnel are conducting business operations from the Premises; provided, however, occasional overnight parking associated with Tenant’s or its personnel’s conduct of business from the Premises shall be permitted, subject to Tenant’s and/or its personnel’s compliance with Landlord’s rules related to such overnight parking. Tenant shall comply with all rules and regulations which may be adopted by Landlord from time to time and provided to Tenant with respect to parking and/or the parking facilities servicing the Building. Tenant shall not at any time use more parking spaces than the number of parking passes allocated to Tenant or park its vehicles or the vehicles of others in any portion of the Building parking facility not designated by Landlord as a non-exclusive parking area.

ARTICLE 29

MISCELLANEOUS PROVISIONS

29.1    Terms; Captions. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

29.2    Binding Effect. Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, personal representatives, successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

29.3    No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Building, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

29.4    Modification of Lease. Should any current or prospective mortgagee or ground lessor for the Building require a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are reasonably required therefor and to deliver the same to Landlord within ten (10) business days following a request therefor. At the request of Landlord or any mortgagee or ground lessor, Tenant agrees to execute a short form of Lease and deliver the same to Landlord within ten (10) business days following the request therefor. No party or entity constituting Tenant shall be released without a written release from Landlord, and Tenant waives its rights under any statute to the contrary.

29.5    Transfer of Landlord’s Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Building and in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all liability arising after the date of such transfer under this Lease and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer and such transferee shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord, including the return of any Security Deposit, and Tenant shall attorn to such transferee. Tenant further acknowledges that Landlord may assign its interest in this Lease to a mortgage lender as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder.

29.6    Prohibition Against Recording. Neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant.

29.7    Landlord’s Title. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

29.8    Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.

29.9    Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

29.10    Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

29.11    Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

29.12    No Warranty. In executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.

29.13    Landlord Exculpation. The liability of Landlord or the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord’s operation, management, leasing, repair, renovation, alteration or any other matter relating to the Building or the Premises shall be limited solely and exclusively to an amount which is equal to the net interest of Landlord in the Building (following payment of any outstanding liens and/or mortgages, whether attributable to sales or insurance proceeds or otherwise). Neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Section 29.13 shall inure to the benefit of Landlord’s and the Landlord Parties’ present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord’s obligations under this Lease. Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties shall be liable under any circumstances for Consequential Damages.

29.14    Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties’ entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto. Otherwise, such modifications or representation should not be relied upon. Only the Managing Member of the Landlord shall constitute a valid signatory of the Landlord. Tenant hereby acknowledges that neither the real estate broker hereof nor any cooperating broker on this transaction nor, except as otherwise expressly provided herein, the Landlord or any employee or agents of any of said persons has made any oral or written warranties or representations to Tenant relative to the condition or use by Tenant of the Premises or the Office Building Project and Tenant acknowledges that Tenant assumes all responsibility regarding the Occupational Safety Health Act, the legal use and adaptability of the Premises and the compliance thereof with all Applicable Laws and regulations in effect during the Lease Term, subject to the terms and conditions of this Lease.

29.15    Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Building as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building.

29.16    Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, acts of war, terrorist acts, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease (collectively, a “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.

29.17    Waiver of Redemption by Tenant. Tenant hereby waives, for Tenant and for all those claiming under Tenant, any and all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.

29.18    Notices.

All notices, demands, statements, designations, approvals, disapprovals, or other communications (collectively, “Notices”) given or required to be given by either party to the other hereunder or by law shall be in writing, shall be (A) sent by United States certified or registered mail, postage prepaid, return receipt requested (“Mail”), (B) transmitted by telecopy to the extent evidenced by a fax confirmation and promptly followed by a Notice sent by Mail, (C) delivered by a nationally recognized overnight courier, or (D) delivered personally. Any Notice shall be sent, transmitted, or delivered, as the case may be, to Tenant or Landlord, as the case may be, at the appropriate address set forth in Section 10 of the Summary, or to such other place as Tenant or Landlord, as the case may be, may from time to time designate in a Notice to the other party. Any Notice will be deemed given (i) three (3) business days after the date it is posted if sent by Mail, (ii) the date the telecopy is transmitted, (iii) the date the overnight courier delivery is made, or (iv) the date personal delivery is made or attempted to be made. If Tenant is notified of the identity and address of Landlord’s mortgagee or ground or underlying lessor, Tenant shall give to such mortgagee or ground or underlying lessor written notice of any default by Landlord under the terms of this Lease by registered or certified mail, and such mortgagee or ground or underlying lessor shall be given a reasonable opportunity to cure such default prior to Tenant’s exercising any remedy available to Tenant. IN THE EVENT LANDLORD IS REQUIRED TO PROVIDE ANY REPAIR OR MAINTENANCE SERVICES UNDER THE TERM OF THIS LEASE, AND TENANT NEEDS TO NOTICE LANDLORD THAT SUCH SERVICES ARE REQUIRED, SUCH NOTICE MUST BE MADE AS ABOVE AND IN ADDITION, SUCH

NOTICE MAY ALSO BE MADE BY EMAIL IN THE FORM OF EXHIBIT G ATTACHED HERETO TO OWNER PROVIDED THAT THE FAILURE TO PERFORM SUCH SERVICES SHALL NOT CONSTITUTE A DEFAULT UNTIL NOTICE IS PROVIDED PURSUANT TO THE METHODS ABOVE. Tenant hereby acknowledges and agrees that in no event shall any oral or e-mail communications between Tenant and Landlord and/or Landlord’s agents, officers, employees, representatives and/or contractors (including, without limitation, Landlord’s property management personnel for the Building) constitute effective notice under this Section 29.18 or this Lease, or otherwise relieve Tenant of its obligation to provide a Notice to Landlord in accordance with the terms hereof.

29.19    Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

29.20    Authority. The individuals executing this Lease on behalf of Landlord represent and warrant to Tenant that they are fully authorized and legally capable of executing this Lease on behalf of Landlord and that such execution is binding upon all parties holding an ownership interest in the Building. If Tenant is a corporation, trust, limited liability company or partnership, each individual executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so.

29.21    Attorneys’ Fees. In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys’, experts’ and arbitrators’ fees and costs, incurred by the prevailing party therein, shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.

29.22    Governing Law; WAIVER OF TRIAL BY JURY. This Lease shall be construed and enforced in accordance with the laws of the State of California. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF CALIFORNIA, (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY CALIFORNIA LAW, AND (III) IN THE INTEREST OF SAVINO TIME AND EXPENSE, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (TO THE EXTENT ALLOWED UNDER CALIFORNIA LAW AT THE TIME ANY SUCH ACTION IS FILED) BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. IN THE EVENT LANDLORD COMMENCES ANY SUMMARY PROCEEDINGS OR ACTION FOR NONPAYMENT OF BASE RENT OR ADDITIONAL RENT, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF ANY NATURE OR DESCRIPTION (UNLESS SUCH COUNTERCLAIM SHALL BE MANDATORY) IN ANY SUCH PROCEEDING OR ACTION, BUT SHALL BE RELEGATED TO AN INDEPENDENT ACTION AT LAW.

29.23    Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

29.24    Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 11 of the Summary (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party. The commission payable to Tenant’s Broker with respect to this Lease shall be pursuant to the separate written commission agreement in effect between Landlord and Tenant’s Broker. No other commission shall be payable, notwithstanding any other provisions of the Lease, and no commission shall be paid on options, expansions or renewals. Nothing in this Lease shall impose any obligation on Landlord to pay a commission or fee to any party other than Tenant’s Broker.

29.25    Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord, except as otherwise expressly provided herein.

29.26    Building Name and Signage. Landlord shall have the right at any time to change the name of the Building and to install, affix and maintain any and all signs on the exterior and on the interior of the Building as Landlord may, in Landlord’s sole discretion, desire. Tenant shall not use the name of the Building or use pictures or illustrations of the Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord.

29.27    Counterparts. This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single lease.

29.28    Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Tenant shall use commercially reasonable efforts to keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal, and space planning consultants, assignees, subtenants, brokers and investors.

29.29    Transportation Management. Tenant shall fully comply with all present or future programs governmentally mandated intended to manage parking, transportation or traffic in and around the Building, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities.

29.30    Building Renovations. It is specifically understood and agreed that Landlord has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, or any part thereof and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant, except as otherwise expressly provided herein. However, Tenant hereby acknowledges that Landlord is currently renovating or may during the Lease Term renovate, improve, alter, or modify (collectively, the “Renovations”) the Building and/or the Premises. Tenant hereby agrees that such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility and shall not be liable to Tenant for any injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the Renovations, or for any inconvenience or annoyance occasioned by such Renovations provided however that Landlord shall use commercially reasonable efforts to minimize any disturbances caused thereby but shall not be required to employ after-hours or overtime labor. Tenant acknowledges that such renovation, including but not limited repairs and tenant improvement construction, may give rise to noise resulting from such work.

29.31    No Violation. Tenant hereby warrants and represents that neither its execution of nor performance under this Lease shall cause Tenant to be in violation of any agreement, instrument, contract, law, rule or regulation by which Tenant is bound, and Tenant shall protect, defend, indemnify and hold Landlord harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, arising from Tenant’s breach of this warranty and representation.

29.32    Communications and Computer Lines. Tenant may install, maintain, replace, remove or use any communications or computer wires and cables serving the Premises (collectively, the “Lines”), provided that (i) Tenant shall obtain Landlord’s prior written consent, (which consent shall not be unreasonably withheld) use an experienced and qualified contractor approved in writing by Landlord (which consent shall not be unreasonably withheld), and comply with all of the other provisions of Articles 7 and 8 of this Lease, (ii) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Building, as determined in Landlord’s reasonable opinion, (iii) the Lines therefor (including riser cables) shall be appropriately insulated to prevent excessive electromagnetic fields or radiation, shall be surrounded by a protective conduit reasonably acceptable to Landlord, and shall be identified in accordance with the “Identification Requirements,” as that term is set forth hereinbelow, (iv) any new or existing Lines servicing the Premises shall comply with all applicable governmental laws and regulations, (v) as a condition to permitting the installation of new Lines, Landlord may require that Tenant remove existing Lines located in or serving the Premises and repair any damage in connection with such removal, and (vi) Tenant shall pay all costs in connection therewith. All Lines shall be clearly marked with adhesive plastic labels (or plastic tags attached to such Lines with wire) to show Tenant’s name, suite number, telephone number and the name of the person to contact in the case of an emergency (A) every four feet (4’) outside the Premises (specifically including, but not limited to, the electrical room risers and other Common Areas), and (B) at the Lines’ termination point(s) (collectively, the “Identification Requirements”). Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises which are installed in violation of these provisions, or which are at any time in violation of any laws or represent a dangerous or potentially dangerous condition.

29.33    Intentionally Omitted

29.34    No Discrimination. There shall be no discrimination against, or segregation of, any person or persons on account of sex, marital status, race, color, religion, creed, national origin or ancestry in the Transfer of the Premises, or any portion thereof, nor shall the Tenant itself, or any person claiming under or through it, establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of tenants, lessees, subtenants, sublessees, or vendees of the Premises, or any portion thereof.

29.35    Arbitration.

29.35.1    General Submittals to Arbitration. Except as provided in Section 2.3 of this Lease, the submittal of all matters to arbitration in accordance with the provisions of this Section 29.35 is the sole and exclusive method, means and procedure to resolve any and all claims, disputes or disagreements arising under this Lease, including, but not limited to any matter relating to Landlord’s failure to approve an assignment, sublease or other transfer of Tenant’s interest in the Lease under Article 14 of this Lease, any other defaults by Landlord, or any Tenant default, except for (i) all claims by either party which seek anything other than enforcement of rights under this Lease, (ii) all claims by either party arising from the determination of the Market Rent, (iii) claims relating to Landlord’s exercise of any unlawful detainer rights pursuant to California law or rights or remedies used by Landlord to gain possession of the Premises or terminate Tenant’s right of possession to the Premises, which disputes shall be resolved by suit filed in the Superior Court of San Francisco, California, the decision of which court shall be subject to appeal pursuant to Applicable Laws, and (iv) disputes for an amount under $5,000.00 that can be resolved in small claims court. The parties hereby irrevocably waive any and all rights to the contrary and shall at all times conduct themselves in strict, full, complete and timely accordance with the provisions of this Section 29.35 and all attempts to circumvent the terms and conditions of this Section 29.35 shall be absolutely null and void and of no force or effect whatsoever. As to any matter submitted to arbitration (except with respect to the payment of money) to determine whether a matter would, with the passage of time, constitute a default, such passage of time shall not commence to run until any such affirmative arbitrated determination, as long as it is simultaneously determined in such arbitration that the challenge of such matter as a potential Tenant default or Landlord default was made in good faith. As to any matter submitted to arbitration with respect to the payment of money, to determine whether a matter would, with the passage of time, constitute a default, such passage of time shall not commence to run in the event that the party which is obligated to make the payment does in fact make the payment to the other party. Such payment can be made “under protest,” which shall occur when such payment is accompanied by a good faith Notice stating the reasons that the party has elected to make a payment under protest. Such protest will be deemed waived unless the subject matter identified in the protest is submitted to arbitration as set forth in this Section 29.35.

29.35.2    JAMS. Any dispute to be arbitrated pursuant to the provisions of this Section 29.33 shall be determined by binding arbitration before a retired judge of the Superior Court of the State of California (the “Arbitrator”) under the auspices of Judicial Arbitration & Mediation Services, Inc. (“JAMS”). The parties may agree on a retired judge from the JAMS panel. If they are unable to promptly agree, JAMS will provide a list of three available judges who, to the extent available, have had extensive experience in handling real estate commercial lease transactions as practitioners and each party may strike one. The remaining judge (or if there are two, the one selected by JAMS) will serve as the Arbitrator. In the event that JAMS shall no longer exist or if JAMS fails or refuses to accept submission of such dispute, then the dispute shall be resolved by binding arbitration before the American Arbitration Association (“AAA”) under the AAA’s commercial arbitration rules then in effect. The parties, by electing arbitration, do not intend to limit their ability to obtain a writ of attachment and shall have the same rights thereto as if a lawsuit had commenced, and the parties hereby waive any provision of Civil Code 1281.8 to the contrary. Landlord shall have a right to obtain a writ of attachment for unpaid Rent and damages resulting from a breach in the failure to pay Rent.

29.35.3    Arbitration Procedure.

29.35.3.1    Pre-Decision Actions. The Arbitrator shall schedule a pre-hearing conference to resolve procedural matters, arrange for the exchange of information, obtain stipulations, and narrow the issues. The parties will submit proposed discovery schedules to the Arbitrator at the pre-hearing conference. The scope and duration of discovery will be within the sole discretion of the Arbitrator. The Arbitrator shall have the discretion to order a pre-hearing exchange of information by the parties, including, without limitation, production of requested documents, exchange of summaries of testimony of proposed witnesses, and examination by deposition of parties and third-party witnesses. This discretion shall be exercised in favor of discovery reasonable under the circumstances.

29.35.3.2    Except in cases of claims exceeding $200,000.00, the arbitrator shall be appointed no later than thirty (30) days after the initial filing of the arbitration. It is the intent of the parties that the arbitrator reach his or her decision within a maximum of sixty (60) days after the appointment of the arbitrator, and no party shall take any action which would result in any delay of such proceedings.

29.35.3.3    While discovery shall be governed by the rules of the body pursuant to which the arbitration proceeding is initiated (for which discovery shall be permitted to the fullest extent of applicable law) and conducted, the parties hereby agree that, except for claims exceeding $400,000.00, there shall be no pre-trial discovery other than the following: (i) up to two (2) depositions taken by each party to the dispute, which deposition shall last for no more than four (4) hours, and (ii) two (2) sets of interrogatories; provided, however, each party shall exchange with the other party, and provide in writing to the other party, not less than fifteen (15) days before the date first set for the commencement of the arbitration: (1) a witness list including the names, addresses, and phone numbers of all witnesses who the party proposes to have testify, together with a brief statement of the nature and subject matter of the witnesses’

anticipated testimony; and (2) a full, complete, and legible set of any and all exhibits which the party anticipates introducing into evidence at the trial (except for purposes of impeachment), together with an exhibit list identifying each such document by date, general description, and exhibit number. Any witness or document not timely disclosed according to this paragraph shall be excluded from the arbitration.

29.35.3.4    For claims of $400,000.00 or less, if any party wishes to present expert (opinion) testimony through non-percipient, retained experts, then, not later than twenty (20) days before the date first set for the commencement of the arbitration, such party shall disclose the identity, address, and phone number of such expert, together with a full written report containing all of the information and meeting all of the requirements of Rule 26(a)(2)(B) of the Federal Rules of Civil Procedure, and all other parties shall have twenty (20) days from the date of such disclosure to: (a) counter-designate an equal number of expert witnesses for each such topic or subject matter, and (b) similarly provide a full written report, as specified above.

29.35.3.5    For claims of $400,000.00 or less, each party shall have a maximum of a single full and regular business day to present its side of the arbitration, including opening statement, examination of its witnesses, cross-examination of any witnesses called by any other side, the presentation of evidence, and closing argument. Notwithstanding the foregoing, for claims less than $200,000, the total duration of the arbitration shall not exceed one (1) regular business day.

29.35.3.6    The Decision. The arbitration shall be conducted in San Francisco, California. Any party may be represented by counsel or other authorized representative. In rendering a decision(s), the Arbitrator shall determine the rights and obligations of the parties according to the substantive and procedural laws of the State of California and the provisions of this Lease. The Arbitrator’s decision shall be based on the evidence introduced at the hearing, including all logical and reasonable inferences therefrom. The Arbitrator may make any determination, and/or grant any remedy or relief (an “Arbitration Award”) that is just and equitable. The decision must be based on, and accompanied by, a written statement of decision explaining the factual and legal basis for the decision as to each of the principal controverted issues. The decision shall be conclusive and binding, and it may thereafter be confirmed as a judgment by the Superior Court of the State of California, subject only to challenge on the grounds set forth in the California Code of Civil Procedure Section 1286.2. The validity and enforceability of the Arbitrator’s decision is to be determined exclusively by the California courts pursuant to the terms and conditions of this Lease. The Arbitrator shall award costs, including without limitation attorneys’ fees, and expert and witness costs, to the prevailing party as defined in California Code of Civil Procedure Section 1032 (“Prevailing Party”), if any, as determined by the Arbitrator in his discretion. The Arbitrator’s fees and costs shall be paid by the non-prevailing party as determined by the Arbitrator in his discretion. A party shall be determined by the Arbitrator to be the prevailing party if its proposal for the resolution of dispute is the closer to that adopted by the Arbitrator. The failure of either party to advance their portion of the arbitration costs or to proceed promptly with the arbitration or to answer the arbitration claim shall result in their default and waiver of the right to further contest or prosecute the arbitration, and the award (including legal fees) shall be awarded to the other party by the Arbitrator. Further, if any party shall unsuccessfully challenge the right of arbitration or cause a delay in the arbitration, such party shall be responsible to the other party for all damages resulting from such delay, and the Arbitrator shall have the right to immediately award such damages.

29.36    Hazardous Substances.

29.36.1    Definitions. For purposes of this Lease, the following definitions shall apply: “Hazardous Material(s)” shall mean any solid, liquid or gaseous substance or material that is described or characterized as a toxic or hazardous substance, waste, material, pollutant, contaminant or infectious waste, or any matter that in certain specified quantities would be injurious to the public health or welfare, or words of similar import, in any of the “Environmental Laws,” as that term is defined below, or any other words which are-intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity or reproductive toxicity and includes, without limitation, asbestos, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum products, polychlorinated biphenyls, urea formaldehyde, radon gas, nuclear or radioactive matter, medical waste, soot, vapors, fumes, acids, alkalis, chemicals, microbial matters (such as molds, fungi or other bacterial matters), biological agents and chemicals which may cause adverse health effects, including but not limited to, cancers and /or toxicity. “Environmental Laws” shall mean any and all federal, state, local or quasi-governmental laws (whether under common law, statute or otherwise), ordinances, decrees, codes, rulings, awards, rules, regulations or guidance or policy documents now or hereafter enacted or promulgated and as amended from time to time, in any way relating to (a) the protection of the environment, the health and safety of persons (including employees), property or the public welfare from actual or potential release, discharge, escape or emission (whether past or present) of any Hazardous Materials or (b) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Materials.

29.36.2    Compliance with Environmental Laws. Landlord covenants that during the Lease Term, Landlord shall comply with all Environmental Laws in accordance with, and as required by, the TCCs of Article 24 of this Lease. Tenant represents and warrants that, except as herein set forth, it will not use, store or dispose of any Hazardous Materials in or on the Premises or the Building. However, notwithstanding the preceding sentence, Landlord agrees that Tenant may use, store and properly dispose of commonly available household cleaners and chemicals to maintain the Premises and Tenant’s routine office operations (such as printer toner and copier toner) (hereinafter the “Permitted Chemicals”). Landlord and Tenant acknowledge that any or all of the Permitted Chemicals described in this section may constitute Hazardous Materials. However, Tenant may use, store and dispose of same, provided that in doing so, Tenant fully complies with all Environmental Laws.

29.36.3    Landlord’s Right of Environmental Audit. Landlord may, upon reasonable notice to Tenant, be granted access to and enter the Premises no more than once annually to perform or cause to have performed an environmental inspection, site assessment or audit. Such environmental inspector or auditor may be chosen by Landlord, in its sole discretion, and be performed at Landlord’s sole expense. To the extent that the report prepared upon such inspection, assessment or audit, indicates the presence of Hazardous Materials in violation of Environmental Laws caused by Tenant or Tenant’s agents, employees, contractors, licensees or invitees, or provides recommendations or suggestions to prohibit the release, discharge, escape or emission of any Hazardous Materials at, upon, under or within the Premises by Tenant or Tenant’s agents, employees, contractors, licensees or invitees, or to comply with any Environmental Laws, Tenant shall promptly, at Tenant’s sole expense, comply with such recommendations or suggestions, including, but not limited to performing such additional investigative or subsurface investigations or remediation(s) as recommended by such inspector or auditor. Notwithstanding the above, if at any time, Landlord has actual notice or reasonable cause to believe that Tenant has violated, or permitted any violations of any Environmental Law, then Landlord will be entitled to perform its environmental inspection, assessment or audit at any time, notwithstanding the above mentioned annual limitation, and Tenant must reimburse Landlord for the actual cost or fees reasonably incurred for such as Additional Rent.

29.36.4    Indemnifications. Landlord agrees to indemnify, defend, protect and hold harmless Tenant, its partners, subpartners and their respective officers, agents, servants, employees, and independent contractors (each a “Tenant Party” and collectively, the “Tenant Parties”) from and against any liability, obligation, damage or costs, including without limitation, attorneys’ fees and costs, resulting directly or indirectly from any use, presence, removal or disposal of any Hazardous Materials in violation of Applicable Laws to the extent such liability, obligation, damage or costs was a result of actions caused by Landlord or a Landlord Party, Tenant agrees to indemnify, defend, protect and hold harmless the Landlord Parties from and against any liability, obligation, damage or costs, including without limitation, attorneys’ fees and costs, resulting directly or indirectly from any use, presence, removal or disposal of any Hazardous Materials in violation of Applicable Laws or breach of any provision of this section, to the extent such liability, obligation, damage or costs was a result of actions caused by Tenant or Tenant’s agents, employees, contractors, licensees or invitees.

29.37    Intentionally Omitted

29.38    Intentionally Omitted

29.39    Disputes as to Payments of Rent. Tenant (and any other parties liable under this Lease and/or any guarantor under any guaranty executed in connection with this Lease) agrees to pay the Rent (including, but not limited, to all monetary obligations payable by Tenant to Landlord) required under this Lease within the time limits set forth in this Lease. If Tenant receives from Landlord an invoice, statement, or notice, which is sent by Landlord in good faith, and Tenant in good faith disputes whether all or a part of the Rent stated in such invoice is due and owing, Tenant shall nevertheless pay to Landlord the amount of the Rent indicated on the invoice or statement until Tenant receives a final judgment from a court of competent jurisdiction (or when arbitration is permitted, receives a final award from an arbitrator) relieving or mitigating Tenant’s obligation to pay such Rent. Under such circumstances, Tenant shall, concurrently with the payment of such Rent, provide Landlord with a letter or notice (transmitted pursuant to the TCCs of Section 29.18) entitled “Payment Under Protest”, specifying in detail why Tenant is not required to pay all or part of such Rent. Tenant will be deemed to have waived its right to contest any past payment of Rent unless it has filed a lawsuit against Landlord (or when arbitration is permitted or required, filed for arbitration and has served Landlord with notice of such filing), and has served a summons on Landlord, within one (1) year of the earlier to occur of: (i) the date of Tenant’s payment of such Rent, and (ii) the date payment of such Rent (or portion thereof) is first required pursuant to the TCCs of this Lease or, if such a date is not specified herein, the date payment of such Rent (or portion thereof) is first requested by Landlord. Landlord shall have the right to summary or accelerated proceeding or a motion to compel the advancement of Rent to enforce the obligations to advance Rent under this Section 29.37.

29.40    Effectiveness of Lease. This Lease shall not be effective until it is mutually signed by, and delivered to, both parties, and neither party should detrimentally rely upon the TCCs set forth in this Lease until such time. No amendment or modification shall be effective until it is mutually signed and delivered to both parties, and neither party should rely upon the TCCs set forth in any amendment or modification until such time. NO VERBAL REPRESENTATION, AGREEMENT, OR PROMISE OF LANDLORD OR ANY OF ITS EMPLOYEES OR REPRESENTATIVES SHALL BE EFFECTIVE WITHOUT A MUTUALLY SIGNED AND DELIVERED WRITING. ONLY THE MANAGING MEMBER MAY SIGN FOR THE LANDLORD. Preparation of this Lease by Tenant’s agent and submission of same to Tenant shall not be deemed an offer to Tenant to lease. This Lease shall become binding upon Landlord and Tenant only when fully executed by and delivered to both parties. Any documents signed by only Tenant shall be considered only an offer until mutually executed by Landlord.

29.41    Certified Access Specialist (CASp). For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialist (CASp).

29.42    Bicycles. Tenant shall be permitted to keep bicycles in the Premises.

29.43    Dogs. Notwithstanding anything to the contrary contained elsewhere in this Lease, during the Lease Term, Tenant’s employees shall be permitted to bring into the Premises on a daily basis (during those times in which Tenant is present in the Premises) up to an aggregate of four (4) fully-domesticated, fully-vaccinated, trained dogs that are kept by such employees as pets (collectively, the “Permitted Dogs”), subject to the following terms and conditions:

29.43.1    all Permitted Dogs shall be strictly controlled at all times, shall not be left unattended in the Premises or the Building and/or Common Areas at any time, shall not be permitted to walk or otherwise roam through the Building and/or Common Areas and shall not be permitted to foul, damage or otherwise mar any part of the Premises or the Building and/or Common Areas;

29.43.2    all Permitted Dogs shall be on a leash at all times that they are not entirely within the Premises;

29.43.3    Tenant shall not bring the Permitted Dogs to the Building and/or Common Areas if any of the Permitted Dogs become ill or contract a disease that could potentially threaten the health or well-being of any tenant or occupant of the Building (which diseases shall include, without limitation, rabies, leptospirosis, flea infestation and Lyme disease);

29.43.4    the Permitted Dogs must use the stairs, and not the elevator, to access the Premises;

29.43.5    Tenant shall be responsible for any additional cleaning costs and all other costs which may arise from the presence of the Permitted Dogs in the Building and/or Common Areas in excess of the costs that would have been incurred had the Permitted Dogs not been allowed in or around the Building and/or Common Areas;

29.43.6    Tenant assumes responsibility for, and agrees at the sole discretion of Landlord to indemnify, defend and hold Landlord and the Landlord Parties harmless from, any and all Claims, arising from, resulting from or connected with any and all acts (including but not limited to biting or causing bodily injury to, or damage to the property of, Landlord or any other tenant, subtenant, occupant, licensee or invitee of the Building and/or Common Areas) of, or the presence of, any Permitted Dogs in, on or about the Building and/or Common Areas;

29.43.7    Tenant shall immediately remove any waste and excrement of any Permitted Dogs from the Building and/or Common Areas and properly clean the affected area;

29.43.8    any Permitted Dogs shall not bark excessively or otherwise create a nuisance at the Building and/or Common Areas;

29.43.9    the Permitted Dogs shall not be allowed in the Common Areas, except en route to the Premises;

29.43.10    Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord that Tenant’s liability insurance provided pursuant to Section 10.3 above covers dog-related injuries and damage;

29.43.11    Tenant shall be responsible for, and indemnify, defend, protect and hold Landlord and the Landlord Parties harmless from and against, any and all costs to remedy any and all damage caused by any Permitted Dogs to the Premises (including any tenant improvements therein), the Building and/or Common Areas and/or the property of Landlord or any other tenant, subtenant, occupant, licensee or invitee of the Building; and

29.43.12    Tenant shall comply with all Applicable Laws associated with or governing the presence of the Permitted Dogs within the Building and/or Common Areas, and such presence shall not violate the certificate of occupancy for the Building.

Landlord shall have the unilateral right at any time to rescind Tenant’s right to have any dogs in the Premises (other than service animals in accordance with the Rules and Regulations attached to the Lease as Exhibit D), if in Landlord’s good faith determination, there is a legitimate business reason not to continue to allow any such dogs into the Building and/or Common Areas, including, without limitation, if (i) the Permitted Dogs are, in Landlord’s reasonable judgment, a substantial nuisance to the Building and/or Common Areas (for purposes hereof, the causes for which the Permitted Dogs may be found to be a “substantial nuisance” include but are not limited to (A) Tenant’s failure to remove any waste and excrement of any Permitted Dogs from the Building and/or Common Areas and properly clean the affected area, or (B) the Permitted Dogs damaging or destroying property in the Building and/or Common Areas), (ii) other tenants or occupants of the Building complain about the Permitted Dogs, or (iii) other tenants or occupants of the Building demand access rights for other dogs or pets to the Building and/or Common Areas as a result of the presence of the Permitted Dogs or access by the Permitted Dogs to any portion of the Building and/or Common Areas. The rights granted herein with respect to the Permitted Dogs shall not apply or be transferable to any other animal, and in the event the Tenant wishes to bring an animal or dog other than the Permitted Dogs (or service animals) into the Building and/or Common Areas, Tenant shall submit a written request to Landlord for its approval, which approval may be withheld in Landlord’s sole and absolute discretion.

29.44    Furniture. Tenant hereby acknowledges that the Premises are being delivered to Tenant with certain existing furniture, fixtures and equipment items located therein, as more particularly described on Exhibit H attached hereto, and Tenant agrees to accept such Furniture items in their “AS-IS,” “WHERE-IS,” “WITH ALL FAULTS” condition, and without any representations or warranties whatsoever by Landlord (including, without limitation, as to title, ownership, encumbrances, condition, suitability, merchantability or fitness). Tenant hereby agrees that, as between Landlord and Tenant, the Furniture shall at all times under this Lease be deemed to be the personal property of Tenant, and as a result, Tenant shall be solely responsible, at Tenant’s sole cost and expense, for maintaining, repairing and insuring the Furniture and otherwise complying with respect to the Furniture with all of the terms and provisions of this Lease pertaining to Tenant’s personal property. Following the expiration or earlier termination of this Lease, in accordance with Article 15 above, Tenant shall remove or cause to be removed from the Premises such Furniture, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal.

29.45    Prohibited Persons and Transactions. Tenant represents and warrants that neither Tenant nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not Transfer this Lease to, contract with or otherwise engage in any dealings or transactions or be otherwise associated with such persons or entities.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

“Landlord”:

SF OFFICE 2, LLC, a Delaware limited liability company

By:	/s/ Sean Bannon

Its: President

“Tenant”:

LIFE360, Inc., a Delaware corporation

By:	/s/ Chris Hulls

Its: CEO

By:	/s/ Alex Haro

Its: CEO

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